Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In Re: ) Chapter 11
)
WATERLINK, INC. et al., ) Jointly Administered
)
) Case No. 03-11989 (PJW)
Debtors. )
) Re: Docket No. 270

ORDER (I) AUTHORIZING THE SALE OF CERTAIN ASSETS OF THE

DEBTORS’ ESTATES FREE AND CLEAR OF LIENS, CLAIMS, AND

INTERESTS; AND (II) AUTHORIZING THE SALE, ASSUMPTION AND

ASSIGNMENT OF CERTAIN LEASES AND EXECUTORY CONTRACTS

This matter is before the Court upon the “Motion of Debtors Pursuant to 11 U.S.C. Sections 105, 363 and 365 for Order Authorizing (I) Sale of Certain Assets of the Estates Free and Clear of Liens, Claims, and Interests; and (II) Sale, Assumption and Assignment of Certain Leases and Executory Contracts” (the “Sale Motion”) (Docket No. 270, filed December 16, 2003), filed by Waterlink, Inc. and Barnebey Sutcliffe Corporation (together, the “Selling Debtors”) and certain of their affiliates. The Sale Motion seeks this Court’s authorization pursuant to Sections 105, 363 and 365 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) and Rules 2002, 6004, and 6006 of the Federal Rule of Bankruptcy Procedure (the “Bankruptcy Rules”) (a) to sell substantially all of Barnebey Sutcliffe Corporation’s operating assets and all the issued and outstanding stock of Waterlink, Inc.’s wholly owned subsidiary, Waterlink (UK) Limited (collectively, the “Purchased Assets”), free and clear of all liens, claims, encumbrances, and other interests (the “Sale”) to Calgon Carbon Corporation and/or its permitted assignee(s) (the “Purchaser”) pursuant to that certain Asset Purchase Agreement dated as of February 3, 2004, by and among the Purchaser and the Selling Debtors, a copy of which is annexed hereto as Exhibit A (including all amendments, schedules, exhibits, and agreements ancillary thereto) (the “Asset Purchase Agreement”); and (b) to assume and sell and assign to the Purchaser certain executory contracts and unexpired leases that are designated on Schedule 1.1(i) of the Asset Purchase Agreement, which is to be submitted by the Purchaser to the Selling Debtors prior to the Closing (as such term is defined in the Asset Purchase Agreement) in accordance with § 1.1(i)(1) of the Asset Purchase Agreement (collectively, the “Assumed Contracts”).

The Court having entered an order on December 24, 2004 (the “Bid Procedures Order”), pursuant to which the Court, inter alia, (i) established the date and time for the hearing on the Sale Motion (the “Sale Hearing”), (ii) approved the bidding procedures specified therein (the “Bidding Procedures”), and (iii) approved the form and manner of notice for the sale and assumption and assignment of the Purchased Assets and the Assumed Contracts; requisite notice of the Sale Motion having been provided as set forth in the Bid Procedures Order; the Sale Hearing having been held before this Court on February 3, 2004, at which time all parties-in-interest were afforded an opportunity to be heard; the Court having considered the Sale Motion and the Asset Purchase Agreement; and, in accordance with Bankruptcy Rules 6004, 6006, and 9008, the Court having received evidence in support of the Sale and the Sale Motion and having heard the arguments of counsel for the Selling Debtors, the Purchaser and various other parties in interest; all the objections to the relief requested in the Sale Motion having been withdrawn, resolved, or overruled by the court; and it appearing to the Court that, upon all of the pleadings filed with the Court and the record of the Sale Hearing before the Court, the relief requested by the Sale Motion is in the best interests of the Selling Debtors and their respective estates,

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IT IS HEREBY FOUND AND CONCLUDED, that:

A. On June 27, 2003 (the “Petition Date”), each of the Selling Debtors and certain of their affiliates (collectively, the “Debtors”) filed a petition for relief under Chapter 11 of the Bankruptcy Code commencing their respective cases (collectively, the “Chapter 11 Cases”). Pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, the Debtors remain in possession of their property and continue to operate and manage their businesses as debtors-in-possession. No trustee or examiner has been appointed in these cases. An Official Committee of Unsecured Creditors (the “Committee”) was appointed on July 14, 2003. The Debtors’ chapter 11 cases are being jointly administered.

B. The Debtors are an international provider of integrated water and air purification solutions for both industrial and municipal customers.

C. This Court has jurisdiction to hear and determine the Sale Motion pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper in this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

D. Determination of the Sale Motion is a core proceeding under 28 U.S.C. §§ 157(b)(2)(A), (M), (N), and (O). The statutory and rule predicates for the relief requested herein are Sections 105(a), 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 6006.

E. Proper, timely, adequate and sufficient notice of the Sale Motion, the Bidding Procedures, the Sale Hearing, and the proposed Sale has been provided in accordance with the terms of the Bid Procedures Order, and such notice constitutes due and proper notice for purposes of Sections 102(1), 363, and 365 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006, 9006, and 9008, and no other or further notice of the Sale Motion, the Sale Hearing, or of the entry of this order is required.

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F. On January 30, 2004, the Debtors conducted a public auction of the Purchased Assets (the “Auction”). At the Auction, the Debtor received the following three highest bids (the “Three Highest Bids”) excluding Cure Amounts (as defined in the Bid Procedures Order) and the assumed liabilities listed on Schedule 1.3: (i) Thirty Five Million Two Hundred Thousand Dollars ($35,200,000), plus the assumption of the Debtors’ United States pension plan liabilities, from Purchaser, (ii) Thirty Five Million Dollars ($35,000,000) from WBS Carbon Acquisition Corp. ($12 million for the stock of Waterlink (UK) Limited and $23 million for the remaining assets of the Debtors), and (iii) Thirty Million Dollars ($30,000,000) from GSC Barnebey Recovery, Inc. The Bidding Procedures afforded a full, fair, and reasonable opportunity for any entity to make a higher and better offer to purchase the Purchased Assets and no higher or better offer has been made.

G. The Selling Debtors have complied with the procedures set forth in the Bid Procedures Order concerning the evaluation of competing bids, the conduct of the auction, and the communication with the proponents of competing bids to the extent required thereby. The sale and auction process conducted by the Selling Debtors was non-collusive, fair and reasonable, and conducted in good faith.

H. A reasonable opportunity to object or be heard regarding the relief requested in the Sale Motion has been afforded to all interested persons and entities, including: (a) all parties, if any, who are known to claim a property interest in or Lien (as defined in the Bankruptcy Code) upon any Purchased Asset; (b) all parties, if any, who are known to claim an interest in any Assumed Contracts; (c) all governmental taxing authorities who have, or as a result of the Sale of the Purchased Assets may have, Claims (as defined in the Bankruptcy Code), contingent or otherwise, against the Selling Debtors; (d) all potential purchasers known

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to the Selling Debtors, (e) the parties listed on the General Service List, including all creditors and other parties who have filed a Notice of Appearance in these cases; (f) the United States Trustee for the District of Delaware and (g) the Committee.

I. Each of the Selling Debtors has full corporate power and authority to execute, deliver and perform the Asset Purchase Agreement and all other documents contemplated thereby and to consummate the transactions contemplated thereby; the execution, delivery and performance by each of the Selling Debtors of the Asset Purchase Agreement and all other documents contemplated thereby and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of each of the Debtors; no consents or approvals, other than those expressly provided for in the Asset Purchase Agreement, are required to consummate the Sale; and all consents and approvals necessary for the assignment of the Assumed contracts have been obtained.

J. The Sale is in the best interests of the Debtors and their estates. The Selling Debtors have an adequate business justification to sell the Purchased Assets pursuant to the terms of the Asset Purchase Agreement. Such business justification includes, but is not limited to, the following factors: (i) there is a significant risk of immediate and irreparable deterioration in the value of the Purchased Assets if the sale is not consummated quickly; (ii) the consummation of the Asset Purchase Agreement presents the best opportunity to realize the value of the Purchased Assets and avoid further decline and devaluation thereof; and (iii) the sale pursuant to the Asset Purchase Agreement is in the public interest, as it will result in the continued operation of the Selling Debtors’ assets and the Purchaser’s assumption of all obligations relating to Barnebey Sutcliffe Corporation’s pension plan. After consideration of the circumstances described in the Sale Motion, the Court determined that the Bidding

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Procedures presented the best opportunity for the Selling Debtors’ estates to realize the highest distribution possible to creditors.

K. The Purchase Price (as defined and set forth in the Asset Purchase Agreement) constitutes fair and reasonable consideration and reasonably equivalent value for the Purchased Assets.

L. The Selling Debtors have good title to the Purchased Assets and, accordingly, the transfer of the Purchased Assets to the Purchaser pursuant to the Asset Purchase Agreement will be a legal, valid and effective transfer of the Purchased Assets. Notwithstanding the foregoing, and except as may be specifically provided otherwise in the Asset Purchase Agreement, the Purchased Assets and the Assumed Contracts are being sold and assigned to the Purchaser “AS IS, WHERE IS.” The Debtors have made no representations or warranties as to the condition of the Purchased Assets and the Assumed Contacts and have specifically disclaimed any expressed or implied representation or warranty, including, without limitation, any representation or warranty related to (a) the quality, character or condition of the Purchased Assets and Assumed Contracts, including without limitation the fitness or suitability for any particular trade or use or the merchantability of, any of the Purchased Assets and Assumed Contracts, (b) the compliance of the use of the Purchased Assets and Assumed Contracts with any and all federal, state or local environmental or other laws or regulations, or (c) the income to be derived from, or the expense to be incurred with respect to, the Purchased Assets and the Assumed Contracts.

M. As a condition to the Sale, the Purchaser requires that the Purchased Assets be sold to it free and clear of all Liens and Claims, other than the Assumed Liabilities (which term, as used in this order, means all liabilities listed on Schedule 1.3 of the Asset Purchase

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Agreement, all Cure Amounts relating to Assumed Contracts and all pension liabilities assumed pursuant to § 8.9 of the Asset Purchase Agreement), and that the Purchaser shall have no liability or obligation for any Excluded Liabilities. The Purchaser would not enter into the Asset Purchase Agreement or consummate the Sale, thus adversely affecting the Selling Debtors’ estates and impeding the Debtors’ reorganization efforts, if the Sale were not free and clear of all Liens and Claims (other than the Assumed Liabilities) or if the Purchaser were or would be liable for any Excluded Liabilities.

N. An injunction against the creditors and third parties pursuing Liens and Claims is necessary to induce the Purchaser to close under the Asset Purchase Agreement. The issuance of such injunction is necessary to avoid irreparable harm to the Selling Debtors’ estates, their creditors and employees.

O. Each entity with a Lien on the Purchased Assets has consented to the Sale or is deemed to have consented to the Sale or the transfer is proper pursuant to Section 363(f) of the Bankruptcy Code.

P. All of the actions taken by the Purchaser, the Selling Debtors, and their respective officers, directors, employees, counsel, financial advisors and other professionals in connection with the Asset Purchase Agreement and the Sale Motion have been taken in good faith, and the Purchaser is a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code because:

(a)	The Purchaser is unrelated to the Debtors;

(b)	The Purchaser, the Selling Debtors, and their respective counsel and financial advisors engaged in good faith’s arm’s-length negotiations in arriving at the Asset Purchase Agreement;

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(c)	None of the Purchaser or any of the Debtors has engaged in any conduct that would cause the transactions contemplated by the Asset Purchase Agreement to be avoided as contemplated in Section 363(n) of the Bankruptcy Code; and

(d)	In the absence of a stay pending appeal, the Purchaser will be acting in good faith within the meaning of Section 363(m) of the Bankruptcy Code in closing the Sale as contemplated by the Asset Purchase Agreement, including the assumption and assignment of the Assumed Contracts, at any time after the entry of this Order and, accordingly, such closing in the face of an appeal will not deprive the Purchaser of its status as a good-faith purchaser.

Q. Except for the Assumed Liabilities expressly assumed by Purchaser pursuant to the Asset Purchase Agreement, neither the Purchaser nor any of its successors and assigns is assuming any of the Debtors’ obligations or liabilities.

R. There is no common identity among the Purchaser’s and the Debtors’ incorporators, officers, directors or material stockholders.

S. No bulk sales law or any similar law applies in any way to the transfer of the Purchased Assets under the Asset Purchase Agreement.

T. The applicable Cure Amounts listed on Exhibit B (which are to be paid by the Purchaser with respect to any contracts or leases listed on Exhibit B that are designated as Assumed Contracts in accordance with Section l.1(i)(1) of the Asset Purchase Agreement) are the sole amounts necessary to cure any defaults by any of the Selling Debtors under the Assumed Contracts.

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U. The Purchaser has provided adequate assurance of the Purchaser’s future performance under the Assumed Contracts within the meaning of Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code.

V. The assumption by the Selling Debtors and assignment to the Purchaser of the Assumed Contracts and the assumption by the Purchaser of the Assumed Liabilities is in the best interest of the Selling Debtors, their creditors, and their estates and represents a prudent exercise of the Selling Debtors’ business judgment.

W. The transfer of the Purchased Assets and the assignment, sale and assumption of the Assumed Contracts as contemplated by the Asset Purchase Agreement (a) are or will be legal, valid, and effective transfers of property of the Selling Debtors’ estates to the Purchaser, and (b) vest or will vest in the Purchaser all right, title, and interest of the Selling Debtors in and to all of the Purchased Assets and the Assumed Contracts free and clear of all Liens and Claims, other than the Assumed Liabilities, under Sections 363(f) and 105 of the Bankruptcy Code.

X. All of the provisions of this Order arc nonseverable and mutually dependent.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1. The Sale Motion is granted in all respects.

2. All objections to the Sale Motion or the relief requested therein that have not been withdrawn, waived or settled, and all reservations of rights included therein, are overruled on the merits.

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3. The provisions of the Asset Purchase Agreement are hereby approved. The Debtors are authorized and directed to enter into the Asset Purchase Agreement pursuant to Sections 363(b) and (f) of the Bankruptcy Code. The terms of the Asset Purchase Agreement shall be enforceable by and against the Debtors and their successors and assigns, including any chapter 7 or 11 trustee appointed or elected in the Debtors’ bankruptcy cases.

4. By the issuance of this Order, each of the Selling Debtors is authorized and directed to execute and deliver, and empowered to fully perform under, consummate and implement, the Asset Purchase Agreement and all additional amendments, instruments, and documents that may be reasonably necessary or desirable to implement the Asset Purchase Agreement and to take all further actions as may reasonably be requested by the Purchaser for the purpose of assigning, transferring, granting, conveying, and conferring to the Purchaser, or reducing to the Purchaser’s possession, any or all of the Purchased Assets.

5. Pursuant to Sections 363(f) and 105(a) of the Bankruptcy Code, title to all of the Purchase Assets shall be transferred to the Purchaser at the Closing in accordance with the terms and conditions of the Asset Purchase Agreement (or thereafter as provided therein), free and clear of all Liens and Claims (including, without limitation all postpetition obligations and liabilities of the Selling Debtors), other than the Assumed Liabilities, with all such Liens, Claims, obligations and liabilities released, terminated and discharged as to the Purchaser (and its successors and assigns) and the Purchased Assets. All Claims and Liens will attach to the proceeds from the Sale, in the order of their priority, with the same validity, force, and effect that they had against the Purchased Assets immediately prior to the Sale.

6. The proceeds from the Sale shall be distributed at Closing as follows: (a) Seven Hundred Seventy Two Thousand Five Hundred Dollars ($772,500) to Barnebey Acquisition

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Corp. (“BAC”) in full and final satisfaction of its break up fee (“Break Up Fee”); (b) Two Hundred Thousand Dollars ($200,000) shall be held in escrow by the Debtor to satisfy the expense reimbursement of BAC pursuant to the terms of paragraph 20 of the Bid Procedures Order (the “Expense Reimbursement”), which shall not exceed $200,000; (c) Net Collateral Sale Proceeds (as defined below) shall be provisionally paid to Bank of America, N.A., as agent (the “Agent”), for provisional distribution to the Debtors’ secured lenders (the “Lenders”) in a manner to be agreed upon by the Debtors, the Lenders, and the Committee, as set forth in the following sentence; and (d) the balance to the Debtors’ estates. The term “Net Collateral Sale Proceeds” shall mean, as of the closing, the gross Sale proceeds minus (i) the Break Up Fee, (ii) the Expense Reimbursement, (iii) the Purchase Price Adjustment Escrow, (iv) all actual and normal charges, costs, and expenses attendant to the Sale which are customarily paid or reserved for at Closing from the gross Sale proceeds and which are not already included in the Budget incorporated into the cash collateral order, (v) any Sale proceeds subject to Liens having priority ahead of the Liens of the Lenders, and (vi) Sale proceeds not subject to the Lenders’ Liens; provided that, in calculating the Sale Proceeds not subject to the Lenders’ Liens, there shall be an estimated allocation of Sale Proceeds at Closing between the stock of Waterlink (UK) Limited and the remaining Purchased Assets of the Selling Debtors, which allocation shall be adjusted for the Break Up Fee, the Expense Reimbursement, Purchase Price Adjustment Escrow, other actual and customary closing costs (including investment banking fees) not included in the Budget incorporated into the cash collateral order and any positive or negative Closing date working capital adjustment. Additionally, after the Final Post Closing Purchase Price Adjustment, there shall be a further provisional distribution to the Lenders of the remaining Net Collateral Sale Proceeds adjusted

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between the stock of Waterlink (UK) Limited and the remaining Purchased Assets of the Selling Debtors in a manner consistent with the estimated allocation made at Closing. Pending a determination as to the allowance of the Lenders’ secured Claims, the Lenders may provisionally apply the Net Collateral Sale Proceeds received pursuant to this paragraph 6(c) to the indebtedness owed by the Debtors to the Lenders pursuant to the pre-petition credit facility, subject to all rights and remedies of the Debtors and their estates under the Bankruptcy Code and applicable law, including any right they may have to seek a Court order requiring disgorgement of such Net Collateral Sale Proceeds. By accepting a provisional distribution, each of the Lenders shall be deemed to have submitted to the jurisdiction of this Court in respect of any action to recover such distribution, and such Lenders shall be severally but not jointly liable in respect of any disgorgement of such Net Collateral Sale Proceeds, with such action to recover distributions to be brought against the Lenders in their individual capacities and not against the Agent on behalf of the Lenders. The allocation of Sale Proceeds and payments to the Lenders provided in this paragraph shall be provisional and shall not constitute a determination of this Court, or otherwise be construed as an admission by any party, as to the final allocation of such Sale Proceeds or of the extent, validity or priority of the Lenders’ Liens and Claims

7. All persons and entities holding Liens and Claims of any kind and nature with respect to the Purchased Assets or the Debtors hereby are barred from asserting such Liens and Claims against the Purchaser, its successors and assigns, or against the Purchased Assets.

8. The Selling Debtors are hereby authorized and directed in accordance with Section 365 of the Bankruptcy Code to (a) assume, sell and assign to the Purchaser each of the Assumed Contracts free and clear of all Liens and Claims, other than Cure Amounts included

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in the Assumed Liabilities, and (b) execute and deliver to the Purchaser such documents or other instruments as may be necessary to assign and transfer the Assumed Contracts to the Purchaser.

9. The Assumed Contracts shall, upon assignment to the Purchaser and the payment of the applicable Cure Amounts, be valid and binding and in full force and effect and enforceable in accordance with their respective terms.

10. If any defaults under any Assumed Contracts or any objections to any applicable Cure Amounts existing as of the date of the Sale Hearing have not been raised or asserted prior to the Sale Hearing, the non-debtor parties to each such Assumed Contract arc hereby barred and enjoined from asserting against the Selling Debtors or the Purchaser (and their respective successors and assigns) any such defaults or objections. The Purchaser shall pay any amounts accruing under the Assumed Contracts on or after the date of the Sale Hearing.

11. If any person or entity that has filed any mortgages, deeds of trust, financing statements, or other documents or agreements evidencing Liens on any Purchased Assets shall not have delivered to the Selling Debtors prior to the Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, or releases of all Liens which the person or entity has with respect to any Purchased Assets, then the Purchaser hereby is authorized to execute and file statements, instruments, releases, and other documents on behalf of the person or entity with respect to such Purchased Assets, provided that, in respect of the Lenders’ Liens, the Purchaser shall consult with the Agent’s counsel in the preparation of any such documents. The foregoing notwithstanding, the provisions of the Order authorizing the sale and assignment of the Purchased Assets free and

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clear of Liens and Claims (other than the Assumed Liabilities) shall be self-executing, and notwithstanding the failure of any of the Debtors, the Purchaser, or any other party to execute, file or obtain releases, termination statements, assignments, consents, or other instruments to effectuate, consummate, and/or implement the provisions hereof or the Asset Purchase Agreement with respect to the sale and assignment of the Purchased Assets, all Liens on the Purchased Assets shall be deemed divested, void and unenforceable. All persons or entities who are presently, or at any time hereafter prior to the transfer to the Purchaser, in possession of any of the Purchased Assets are hereby directed to surrender possession of any of the Purchased Assets to the Purchaser at the Closing.

12. This Order shall be binding upon the Debtors, their respective successors and assigns and any trustee that may be appointed in these cases or in any case under Chapter 7 of the Bankruptcy Code to which any such case may be converted, and any affected third parties, including without limitation all non-Debtor parties to any Assumed Contracts, all persons and entities asserting any Claims against or interests in the Debtors’ estates or any of the Purchased Assets and all other persons and entities, including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state and local officials, and all other persons or entities who may be required by operation of law or by the duties of their office or contract to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report to or insure title or state of title in or to any of the Purchased Assets.

13. Upon the Closing, the Purchaser shall assume the Assumed Liabilities in accordance with the terms of the Asset Purchase Agreement. Other than the Assumed

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Liabilities, none of the Purchaser, its successors and assigns, or any affiliate of such entity shall have any liability, duty or responsibility for any Claims, administrative expenses, or other liabilities against the Debtors or any of the Debtors’ predecessors or affiliates of any kind or character, whether known or unknown as of the Closing, now existing or hereafter arising, whether fixed or contingent.

14. From and after entry of this Order, no Debtor or any of its respective creditors or other parties in interest shall take or cause to be taken any action that would interfere with the transfer of the Purchased Assets to the Purchaser in accordance with the terms of this Order.

15. The Purchaser is a purchaser in good faith of the Purchased Assets and the Assumed Contracts and is entitled to all of the protections afforded by Section 363(m) of the Bankruptcy Code.

16. In the absence of a stay pending appeal, the Purchaser will be acting in good faith within the meaning of Section 363(m) of the Bankruptcy Code in closing the Sale as contemplated by the Asset Purchase Agreement, including the assumption, sale and assignment of the Assumed Contracts, at any time after the entry of this Order and, accordingly, such closing in the face of an appeal will not deprive the Purchaser of its status as a good-faith purchaser. If the parties to the Sale consummate the transactions contemplated thereby while an appeal of this Order is pending, the Purchaser shall be entitled to rely upon the protections of Section 363(m) of the Bankruptcy Code, absent any stay pending appeal granted by a court of competent jurisdiction prior to such consummation.

17. The Purchase Price for the Purchased Assets is fair and reasonable and the Sale shall not be avoided under Section 363(n) of the Bankruptcy Code.

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18. All persons are hereby enjoined from asserting, prosecuting or otherwise pursuing any Claim against the Purchaser, any of its successors, or assigns, or any of its affiliates, agents, counsel, or advisors, and from recovering any Claim such person had, has or may have (other than an Assumed Liability) against the Purchaser, or any of its affiliates, agents, counsel, or advisors in connection with the negotiation of or any agreements contained in, the Asset Purchase Agreement.

19. From and after entry of this Order, (i) each Debtor, each party in interest in these cases, and each other party that was provided with notice of the Sale Motion (and each of their respective successors and assigns) hereby fully and forever releases, relieves, waives, relinquishes, and discharges each of the Purchaser and its present, former and future directors, officers, employees, agents, counsel, advisors, shareholders, members, subsidiaries, affiliates, heirs, executors, administrators, successors and assigns from, against and with respect to any and all actual or potential demands, Claims, actions, causes of action (including derivative causes of action and claims released in Section 13.22 of the Asset Purchase Agreement), suits, assessments, liabilities, losses, costs, damages, penalties, charges, expenses, and all other forms of liability whatsoever, in law or equity, whether asserted or unasserted, known or unknown, foreseen or unforeseen, now existing or hereafter arising that any such person ever had, now has or hereafter may have relating in any way to any of the Debtors or their respective predecessors or estates based in whole or in part upon any act, omission, or other occurrence taking place on or prior to the date of the Closing, but expressly excluding any rights or obligations expressly set forth in the Asset Purchase Agreement; and (ii) the Purchaser, for itself and its successors and assigns hereby releases any and all Claims it may have for contribution, indemnity or reimbursement in respect of environmental liabilities related to the

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Purchased Assets; provided, however, that any such Claims shall not be released only to the extent that the Purchaser may recover such Claims solely from the proceeds of any insurance policies assigned to the Purchaser pursuant to Section 1.1(i)(3) of the Asset Purchase Agreement subject to the Debtor’s rights under § 1.1(i)(3) of the Asset Purchase Agreement. Notwithstanding the foregoing, this order shall not limit the liability of the Purchaser or any of its affiliates under the Employee Retirement Income Security Act of 1974.

20. As of the time and date of the Closing, all agreements of any kind whatsoever and all orders of this Court entered prior to the date hereof shall be deemed amended and/or modified to the extent required to permit the consummation of the Sale and the other transactions contemplated by the Asset Purchase Agreement.

21. Pursuant to paragraph 9(d) of the Bid Procedures Order, the Three Highest Bids shall remain open and irrevocable through the earlier of March 1, 2004, or the Closing.

22. This Court retains jurisdiction to (i) enforce and implement the terms and provisions of the Asset Purchase Agreement, all amendments thereto and any waivers and consents thereunder, (ii) compel delivery of the Purchased Assets to the Purchaser, (iii) resolve any disputes arising under or related to the Asset Purchase Agreement, except as otherwise provided therein, and (iv) interpret, implement and enforce the provisions of this Order.

23. The Asset Purchase Agreement and any related agreements, documents, or other instruments may be waived, modified, amended or supplemented by the parties thereto in accordance with the terms thereof without further order of the Court; provided that any such waiver, modification, amendment, or supplement (a) does not adversely affect either of the Debtors or their estates or (b) is agreed to in writing by the Debtors, the Committee and the Agent.

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24. Neither anything contained in any plan of reorganization (or liquidation) confirmed in any of the Debtors’ cases or the Order of Confirmation confirming any plan of reorganization (or liquidation), nor any Order dismissing any of the Debtors’ cases or converting any of the Debtors’ cases to a Chapter 7 liquidation, shall conflict with or derogate from the provisions of the Asset Purchase Agreement or the terms of this Order. Further, the provisions of this Order and any actions taken pursuant hereto shall survive the entry of any Order which may be entered confirming any plan of reorganization (or liquidation) for the Debtors or converting any of the Debtors’ cases from Chapter 11 to a case under Chapter 7 of the Bankruptcy Code.

25. As provided by Bankruptcy Rule 6004(g), this Order shall be effective and enforceable immediately upon entry.

Dated: Wilmington, Delaware February 9, 2004	/s/ PETER J. WALSH

PETER J. WALSH UNITED STATES BANKRUPTCY JUDGE

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EXHIBIT A

PURCHASE AGREEMENT

AMONG

WATERLINK, INC. AND

BARNEBEY SUTCLIFFE CORPORATION,

COLLECTIVELY, AS SELLER,

AND

CALGON CARBON CORPORATION

AS BUYER

February 3, 2004

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is effective February 3, 2004 (the “Effective Date”), among Barnebey Sutcliffe Corporation, an Ohio corporation (“Barnebey”), Waterlink, Inc., a Delaware corporation and the sole shareholder of each of Waterlink UK (as hereinafter defined) and Barnebey (“Waterlink” and, together with Barnebey, “Seller”) and Calgon Carbon Corporation, a Delaware corporation, and/or its permitted assignee(s) (“Buyer”).

Background Information

1. Seller is an international provider of integrated water and air purification solutions for both industrial and municipal customers (the “Business”).

2. Each of Waterlink and Barnebey are debtors-in-possession in a case (the “Chapter 11 Case”) commenced on June 27, 2003 (the “Petition Date”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. (as amended, the “Bankruptcy Code”), pending in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and assigned Case Nos. 03-11989 (PJW) et seq. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, subject to the approval of the Bankruptcy Court, (1) all of the assets of Seller, (2) all of the outstanding capital stock of Waterlink (UK) Holdings Limited, formerly known as Waterlink (UK) Limited (“Waterlink UK”), a company registered in England and Wales with number 3181974 and the holder, directly or, indirectly, of the entire issued share capital of (a) Sutcliffe Speakman Limited (“Speakman”), (b) Sutcliffe Croftshaw Limited and (c) Lakeland Processing Limited (collectively, the “Subsidiaries” and, individually, a “Subsidiary”), and (3) all of the Assumed Liabilities (as defined below), in each case upon the terms and conditions set forth in this Agreement.

Statement Of Agreement

Seller and Buyer (the “Parties”) acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

ARTICLE I

ASSET PURCHASE AND SALE

§1.1. Asset Purchase. On the Closing Date (defined in Article IV), subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all liens, debts and claims (each as defined in Section 101 of the Bankruptcy Code, “Liens,” “Debts” and “Claims,” respectively) and other encumbrances to the fullest extent permitted by the Bankruptcy Code (the “Asset Purchase”), all of Seller’s right, title and interest in and to all of the assets, properties, rights and claims, whether tangible or intangible, owned, held or used by Seller in the operation of the Business, other than those excluded by Buyer pursuant to Section 1.2 hereof (the “Assets”). The Assets shall include, without limitation, the following:

(a) All accounts receivable (including, without limitation, customer retainages) and all causes of action relating or pertaining thereto, other than accounts receivable owed by Affiliates (as defined in Section 101 of the Bankruptcy Code) or Insiders (as defined in Section 101 of the Bankruptcy Code) of Seller (except that the Assets shall include all accounts or notes receivable owed to Seller by Waterlink UK or a Subsidiary);

(b) All supplies, goods, materials, work in process, inventory and stock in trade (collectively, the “Inventory”);

(c) Deferred income taxes;

(d) All other current assets as reflected in the unaudited consolidating balance sheet of Seller as of September 30, 2003;

(e) All furniture, fixtures, equipment, other leasehold improvements and supplies including without limitation all such property located on the Columbus Property (defined in Section (j) below) and located at all facilities presently leased by Seller (excluding any equipment that is the subject of executory contracts listed on Exhibit A to the Notice of Sale, Assumption and Assignment of Unexpired Lease or Executory Contract filed December 24, 2003);

(f) All other tangible personal property (the “Tangibles”);

(g) All licenses, permits, consents, authorizations, approvals and certificates required for the operation of the Business to the extent transferable under applicable law or consented to by any third parties whose consent is required for such transfer, (collectively, the “Permits”);

(h) All patents, trademarks, tradenames and service marks (in each case, including applications therefor), registered and unregistered copyrights, web sites, domain names, and other intellectual property, proprietary rights and intangible assets (whether U.S. or foreign), including without limitation the names “Barnebey Sutcliffe,” “Sutcliffe Speakman,” “Suttcliffe Croftshaw” and “Waterlink” (collectively, the “Proprietary Rights”), in each case to the extent transferable under applicable law or consented to by any third parties whose consent is required for such transfer; and

(i) (1) To the extent assignable under the Bankruptcy Code or to the extent assignment is consented to by the third party or parties to such agreements, all rights under the executory contracts and unexpired leases to be identified on Schedule 1.1(i) (collectively, the “Assumed Contracts”), which schedule (A) shall be provided by Buyer to Seller and attached hereto prior to the Closing Date, and (B) shall include the Englehard Supply Contract (the aggregate outstanding pre-and post-petition obligations with respect to which were approximately $504,028 as of September 30, 2003 and the Cure Amount with respect to which is $460,840.52) and the Retirement Plan and the Plan Trust (each as defined in Section 8.9); (2) all rights of Seller under all confidentiality agreements executed and delivered by all persons who engaged in due diligence in connection with the contemplated sale of the Business or the Stock or assets of Waterlink UK or the Subsidiaries, and (3) all claims, choses in action, policies and all other rights and interests of Seller to and with respect to insurance coverage under past and present policies relating to the Assets or Assumed Liabilities or operation of the Business (but excluding any rights to receive a return of any premiums paid with respect to any such policy) (the “Insurance Assets”), provided that such assignment to Buyer of Insurance Assets will not be effective until the earlier of (x) 30 days after the bar date for administrative claims set by the Bankruptcy Court with respect to the Chapter 11 Case or (y) the date upon which the Chapter 11 Case (or any Chapter 7 case into which it is converted) is dismissed (the “Effective Time”). Prior to the Effective Time, the parties will cooperate to ensure that no present or future rights or benefits with respect to the Insurance Assets are diminished or lost, and in particular, without limitation, after the date hereof Seller will provide to Buyer access to and the right to copy any documents evidencing Insurance Assets and business records relating thereto, and Seller will promptly deliver such notices and take such other actions as Buyer reasonably requests to preserve rights and benefits pursuant to and in connection with the Insurance Assets. Notwithstanding the foregoing section (i)(3), the proceeds of any claim made by Seller prior to the Effective Time under a policy that is an Insurance Asset will be applied to the liability with respect to which the claim was made.

(j) All of Barnebey’s fee simple ownership interest in all of its owned real property (except to the extent included in Excluded Assets), including without limitation the real property located at 835 North Cassady Avenue, Columbus, Franklin County, Ohio 43219 (the “Columbus Property”), and all improvements thereon.

(k) All business records, correspondence and personnel records, customer lists and records and other information relating to operation of the Business prior to Closing. All of Seller’s choses in action, claims, warranties, rights and remedies related to the Assets.

§1.2. Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, (a) the assets of Seller as of the Closing Date identified on Schedule 1.2, (b) any assets which Seller is prohibited from selling to Buyer under applicable law, (c) any other assets specifically identified by Buyer as an Excluded Asset prior to Closing, and (d) the stock of Barnebey and any other equity interests directly or indirectly owned by Seller other than the Stock (collectively, the “Excluded Assets”) shall be excluded from the Assets and shall be retained by Seller.

§1.3. Assumed Liabilities.

(a) At the Closing, Buyer shall assume from Seller and thereafter pay, perform or discharge in accordance with their terms no liabilities whatsoever, other than liabilities and obligations (i) arising under the Assumed Contracts and all cure amounts owing under, and reinstatement costs and expenses relating to, the Assumed Contracts as of the Closing Date (the “Cure Costs”), and (ii) as set forth on Schedule 1.3. The liabilities to be assumed pursuant to this Agreement shall be referred to herein as the “Assumed Liabilities.”

(b) Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement and under any contract or other agreement, Buyer will not assume any obligation of Seller other than the Assumed Liabilities from and after the Closing Date. In furtherance and not in limitation of the foregoing, neither the Buyer nor any of its affiliates shall assume, and shall not be deemed to have assumed, any debt, claim, obligation or other liability of Seller including, but not limited to:

(i) any liability or obligation for any fees and expenses incurred or owed in connection with the administration of the Chapter 11 Case, the fees and expenses of attorneys, accountants, financial advisors, consultants and other professionals retained by Seller or the Official Committee of Unsecured Creditors, incurred or owed in connection with the administration of the Chapter 11 Case, and all out of pocket expenses of Seller in connection with the transactions contemplated under this Agreement;

(ii) Any of Seller’s liabilities in respect of taxes arising from the operation of the Business and Assets prior to the Closing Date (other than accrued income taxes in an amount not to exceed $86,035, which amount is the accrued income taxes of Barnebey as reflected in the consolidating balance sheet included in the Consolidating Financial Statements (defined in Section 6.6) (“Accrued Income Taxes”);

(iii) any indebtedness for borrowed money of Seller;

(iv) any liability or obligation related to any Excluded Asset;

(v) all accounts payable arising prior to the Closing Date (other than Cure Costs and Assumed Liabilities);

(vi) any liability or obligation of Seller to any former or current shareholder of Seller and its Subsidiaries;

(vii) other than Assumed Liabilities, any liability or obligation relating to, or arising out of (i) the conduct of the Business or the ownership of the Assets prior to the Closing Date, or (ii) any act, omission, transaction, sale of goods or services, or other condition, which occurred or existed prior to the Closing Date, other than those liabilities and obligations included in the Assumed Liabilities; and

(viii) any and all environmental costs and liabilities arising from Barnebey’s operation of the Business prior to the Closing Date including, without limitation, all environmental costs and liabilities of Barnebey relating in any manner to Barnebey’s direct or indirect handling, transportation or disposal of any substance regulated under any environmental law, or any substance defined as or included in the statutory or regulatory definitions of pollutant, hazardous or toxic waste, hazardous material or “toxic substance” under any environmental law.

§1.4. Conveyance Documents. At the Closing, Seller shall convey, assign and transfer the Assets to Buyer through the execution and delivery of the following documents, each in form and substance reasonably acceptable to Buyer:

(a) Bills of sale, deeds or assignments transferring the Assets, in form and content mutually satisfactory to Buyer and Seller;

(b) An instrument whereby Buyer assumes the Assumed Contracts from Seller, in form and content mutually satisfactory to Buyer and Seller;

(c) Such other assignment or conveyance documents as may be reasonably requested by Buyer.

If consents or approvals of any third parties are required for any conveyances, assignments or transfers in connection with the Asset Purchase, Seller shall use commercially reasonable efforts to cause such consents or approvals to be obtained prior to the Closing. All costs and expenses related to any consents or approvals related to the Asset Purchase shall be paid by Seller.

§1.5. Possession. Buyer shall be entitled to exclusive possession of the Assets as of the Closing.

ARTICLE II

STOCK PURCHASE AND SALE

§2.1. Stock Purchase. On the Closing Date, subject to the terms and conditions of this Agreement, Waterlink shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Waterlink (the “Stock Purchase”), all of the issued and outstanding shares in the share capital of Waterlink UK (being 8,126,000 Ordinary Shares of £1 each) (the “Stock”) free and clear of all Liens, Debts and Claims.

§2.2. Stock Conveyance Documents. At the Closing, Seller shall sell, transfer and assign the Stock to Buyer by execution and delivery of the following:

(a) a duly executed share transfer form in favor of, and in form and substance reasonably satisfactory to, Buyer in relation to the Stock together with all share certificates representing the Stock (or, in the case that any such certificates are missing or lost, an indemnity in relation to such certificates in a form reasonably acceptable to the Buyer); and

(b) the statutory books, minute books and other corporate books and records of Waterlink UK and its Subsidiaries.

If consents or approvals of any third parties are required for any conveyances, assignments or transfers in connection with the Stock Purchase, Seller shall use commercially reasonable efforts to cause such consents or approvals to be obtained prior to the Closing. All costs and expenses related to such consents and approvals shall be paid by Seller. In addition, at Closing, Seller shall provide all executed documents necessary to release all Liens, Claims or Encumbrances existing with respect to the assets of Waterlink UK and the Subsidiaries, other than Liens of the Bank of Scotland in connection with its existing receivables factoring agreement with Speakman (the “Bank of Scotland Liens”).

ARTICLE III

PURCHASE PRICE; DEPOSIT

§3.1. Purchase Price.

(a) In full consideration for the sale and transfer of the Assets and the Stock to Buyer, Buyer shall assume the Assumed Liabilities and pay to Seller an amount equal to (i) $35,200,000 (such cash amount, the “Preadjustment Cash Purchase Price”) and (ii) either (A) plus the amount by which Barnebey’s and Waterlink UK and Subsidiaries’ Closing Date Working Capital (as defined below) is greater than $18,473,000 or (B) minus the amount by which Closing Date Working Capital is less than $17,973,000 (the amount of such adjustment (A) or (B) being referred to herein as the “Adjustment Amount” and the Preadjustment Cash Purchase Price as increased or decreased by the Adjustment Amount being referred to herein as the “Purchase Price”).

(b) At the Closing, unless otherwise agreed by the Parties, Buyer shall:

(i) Pay to Seller, in immediately available U.S. funds by confirmed wire transfer to a bank account to be designated by Seller or by such other means as are agreed upon by Seller and Buyer, the Preadjustment Cash Purchase Price plus or minus, as the case may be, an estimate of the Adjustment Amount (the “Estimated Adjustment Amount”), which Estimated Adjustment Amount shall be determined in the same manner as the Adjustment Amount except that, for purposes of determining the Estimated Adjustment Amount, Closing Date Working Capital shall be determined from the Preliminary Closing Date Balance Sheet (as defined below) which shall be prepared by Seller in good faith in accordance with GAAP and consistent with past practice and delivered to Buyer on the 5th business day immediately preceding the Closing Date and reasonably approved by Buyer as to its preparation in accordance with the foregoing criteria, minus the Deposit (as defined in Section 3.2 below), minus the Purchase Price Adjustment Escrow Amount (as defined in Section 3.3 below), in immediately available U.S. funds by confirmed wire transfer to a bank account to be designated by Seller or by such other means as are agreed upon by Buyer and Seller; and

(ii) Pay to the Price Adjustment Escrow Agent (as defined in Section 3.3) the Purchase Price Adjustment Escrow Amount in immediately available U.S. funds by confirmed wire transfer to a bank account to be designated by the Price Adjustment Escrow Agent; and

(iii) Instruct the Deposit Escrow Agent (defined in Section 3.2) to deliver the Deposit (and interest accrued thereon) to Seller by such means as Seller and the Deposit Escrow Agent shall agree.

(c) For purposes hereof, the following terms shall have the following definitions.

(i) “Closing Date Working Capital” of Barnebey and Waterlink UK and the Subsidiaries shall mean, from the Final Closing Date Balance Sheet (as defined below), (a) the sum of (i) Waterlink UK and the Subsidiaries’ cash, (ii) Barnebey’s and Waterlink UK and the Subsidiaries’ accounts receivable (other than intercompany trade receivables and intercompany notes receivable) net of reserves, (iii) Barnebey’s and Waterlink UK and the Subsidiaries’ Inventory net of reserves, (iv) Barnebey’s and Waterlink UK and the Subsidiaries’ costs in excess of billings relating to completed jobs and work-in-process, (v) Barnebey’s deferred income taxes and (vi) Barnebey’s and Waterlink UK and the Subsidiaries’ other current assets, less (b) the sum of (i) post-petition accounts payable of Barnebey (other than intercompany trade payables and intercompany notes payable) and accounts payable of Waterlink UK and the Subsidiaries (other than intercompany trade payables and intercompany notes payable), (ii) accrued expenses of Barnebey and Waterlink UK and the Subsidiaries, (iii) billings in excess of costs relating to completed jobs and work-in-process of Barnebey and Waterlink UK and the Subsidiaries, (iv) Accrued Income Taxes (as defined in Section 1.3(b)(ii)) and accrued income taxes of Waterlink UK and the Subsidiaries and (v) Waterlink UK and the Subsidiaries’ current maturities of long-term debt. Notwithstanding the foregoing, neither any Excluded Assets (nor any excluded liabilities) shall be taken into account for purposes of computing Closing Date Working Capital.

(ii) “Preliminary Closing Date Balance Sheet” shall mean an estimated consolidated balance sheet of Barnebey, Waterlink UK and the Subsidiaries as of the Closing Date.

(iii) “Final Closing Date Balance Sheet” shall mean the consolidated balance sheet delivered by Seller to Buyer in accordance with Section 3.4.1.

§3.2. Deposit. Prior to the execution and delivery of this Agreement by Buyer and Seller, Buyer deposited into escrow (the “Deposit Escrow”) with Baker & Hostetler LLP, as escrow agent (the “Deposit Escrow Agent”) a deposit in the amount of $1,000,000 (the “Deposit”) in immediately available funds to be held by the Deposit Escrow Holder in an account pursuant to this Section 3.2. Interest earned on the Deposit shall be credited to and become a part of the Deposit. If the Closing occurs, then at the Closing, the Deposit (and all interest accrued thereon) shall be credited toward the Purchase Price. In the event that this Agreement is terminated by reason of Buyer’s material default hereunder or the failure of Buyer to fulfill the conditions specified in Sections 9.2(b), (c) or (e), the Deposit Escrow Holder shall deliver the Deposit (together with all interest thereon) to Seller without prejudice to any rights that Seller may otherwise have hereunder. If this Agreement is terminated pursuant to Section 10.1 of this Agreement (other than a termination pursuant to Section 10.1(c) or (e)), then the Deposit shall be returned to Buyer.

§3.3. Purchase Price Adjustment Escrow. Notwithstanding anything to the contrary in this Agreement, Buyer and Seller agree that, at the Closing, Seller shall deposit (via diversion of a portion of the Purchase Price otherwise due at Closing) into escrow (the “Purchase Price Adjustment Escrow”) with an escrow agent or company as may be agreed upon by the Parties (the “Price Adjustment Escrow Agent”), $1,250,000 (the “Purchase Price Adjustment Escrow Amount”) in immediately available U.S. funds pursuant to an escrow agreement reasonably agreeable to, and by and among, Buyer, Seller and the Price Adjustment Escrow Agent (the “Price Adjustment Escrow Agreement”). Upon receipt of the Purchase Price Adjustment Escrow Amount, the Price Adjustment Escrow Agent shall immediately deposit the Purchase Price Adjustment Escrow Amount into an interest-bearing account. The Purchase Price Adjustment Escrow Amount shall be held until such time as the Adjustment Amount is final and binding (the

“Purchase Price Adjustment Escrow Period”), and shall be used solely as a source of payment to satisfy Seller’s obligation, if any, to pay any difference between the Estimated Adjustment Amount and the final Adjustment Amount under Section 3.4 hereof. Such Purchase Price Adjustment Escrow Amount shall otherwise be administered and released during the Purchase Price Adjustment Escrow Period as specifically provided for herein and in the Price Adjustment Escrow Agreement.

§3.4. Post-Closing Purchase Price Adjustment.

3.4.1 Unless the Parties shall have agreed on the Adjustment Amount on or before the Closing Date, Seller shall, within forty-five (45) days of the Closing Date, prepare and deliver to Buyer a consolidated balance sheet of Barnebey’s, Waterlink UK and the Subsidiaries as of the Closing Date (the “Final Closing Date Balance Sheet”) based on which Seller will have determined the Closing Date Working Capital and the Adjustment Amount. Buyer may object to Seller’s determination of the Adjustment Amount by delivery of a written statement of objections (stating the basis of the objections with reasonable specificity) to Seller within fifteen (15) days following delivery to it by Seller of such consolidated balance sheet. If Buyer makes such objection, then Buyer and Seller shall seek in good faith to resolve all disagreements set forth in Buyer’s written statement of objections within twenty (20) days following the delivery thereof. In the event Buyer and Seller are unable to resolve all such disagreements within such twenty (20) day period, then either of them may elect, by written notice to the other, to have all such unresolved disagreements resolved by an accounting firm of recognized national standing acceptable to Buyer and Seller and not then employed by either Seller or Buyer (the “Selected Accounting Firm”), provided that, if Buyer and Seller cannot agree upon the accounting firm to serve as the Selected Accounting Firm, then the Bankruptcy Court shall make the determination, which shall be final and binding on the Parties. Each of Buyer and Seller shall promptly deliver its proposed Adjustment Amount and support thereof to the Selected Accounting Firm, and shall jointly instruct the Selected Accounting Firm to select either Buyer’s or Seller’s proposed Adjustment Amount, which selected Adjustment Amount shall be deemed accepted by Buyer and Seller for all purposes of this Agreement. No appeal from such determination shall be permitted. The Selected Accounting Firm shall be further instructed to use every reasonable effort to perform its services within thirty (30) days after submission to it of the proposed Adjustment Amounts and, in any case, as soon as practicable after such submission. The costs and expenses for the services of the Selected Accounting Firm shall be borne by the Party whose proposed Adjustment Amount is not selected. Notwithstanding anything to the contrary herein, any obligation of Seller to Buyer for the post-closing adjustment under this Section 3.4 shall be limited to, and shall not exceed, the Purchase Price Escrow Amount, and Buyer shall have no claim against Seller for, or any recourse for recovery of, any amount beyond the Purchase Price Escrow Amount.

3.4.2 If the Purchase Price as either agreed by the Parties or selected by the Selected Accounting Firm or determined by the Bankruptcy Court is less than the Preadjustment Cash Purchase Price plus or minus, as the case may be, the Estimated Adjustment Amount, then the amount of such short-fall shall be promptly paid to Buyer by the Price Adjustment Escrow Agent from the Purchase Price Adjustment Escrow Amount in immediately available U.S. funds by confirmed wire transfer to a bank account to be designated by Buyer. If such Purchase Price is greater than the Preadjustment Cash Purchase Price plus or minus, as the case may be, the Estimated Adjustment Amount, then the amount of such excess shall be promptly paid to Seller by Buyer in immediately available U.S. funds by confirmed wire transfer to a bank account to be designated by Seller.

3.5. Taxes; prorations. All stamp and other taxes imposed as a result of the transfer by Seller of the Assets and the Stock shall be paid by Buyer, except to the extent exempted by Section 1146(c) of the Bankruptcy Code. All real, personal and other similar property taxes assessed on the Assets and the Stock relating to all periods on or prior to the Closing shall be the responsibility of Seller. All real, personal and other similar property taxes assessed on the Assets relating to all periods after the Closing shall be the responsibility of Buyer. All real, personal and similar property taxes which have accrued but are not due as of the Closing Date shall be prorated on a per diem basis.

ARTICLE IV

THE CLOSING

The closing of the Asset Purchase and the Stock Purchase (the “Closing”) shall be held at the offices of Baker & Hostetler LLP in Columbus, Ohio on or before February 18, 2004. The date of the Closing shall be referred to herein as the “Closing Date.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

§5.1. Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

§5.2. Power and Authority. Buyer has all requisite power and authority to enter into this Agreement and perform its obligations under this Agreement. This Agreement, the Asset Purchase and the Stock Purchase have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

§5.3. Brokers. Buyer is not under any obligation to any broker or other person (a “Broker”) in connection with the transactions contemplated in this Agreement that would cause Seller to become liable for payment of any fee or expense with respect thereto (a “Commission”).

§5.4. No Violations. Neither the execution, delivery, or performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of Buyer, (b) result in a violation or beach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan, or other instrument or obligation to which Buyer is a party or by which Buyer or Buyer’s properties or assets may be bound or affected, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Buyer’s properties or assets.

§ 5.5. Financing. On the date of Buyer’s execution and delivery of this Agreement, at all times thereafter up until the Closing, and on the Closing Date, Buyer will have cash on hand or committed financing proceeds sufficient to deliver the Purchase Price to Seller in accordance with the terms of this Agreement.

§5.6. Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby.

§5.7. Legal Proceedings and Judgments. There are no material claims, actions, proceedings or investigations pending or, to Buyer’s knowledge, threatened against or relating to Buyer before any court or other governmental authority acting in an adjudicative capacity that could have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

With respect to the Asset Purchase, each Seller hereby jointly and severally represents and warrants to Buyer as follows:

§6.1. Organization and Standing. Barnebey is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

§6.2. Power and Authority. Subject to the Bankruptcy Court’s entry of the Sale Order, Barnebey has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the Asset Purchase have been duly and validly authorized by all necessary corporate action on the part of Barnebey. This Agreement has been duly executed and delivered by Barnebey and, upon entry by the Bankruptcy Court of the Sale Order, shall constitute the legal, valid and binding obligation of Barnebey, enforceable against Barnebey in accordance with its terms. Upon execution of the documents to be executed and delivered at the Closing or otherwise pursuant to this Agreement by Barnebey (the “Ancillary Asset Purchase Documents”), such documents shall constitute the legal, valid and binding obligations of Barnebey, enforceable in accordance with their terms, and, subject to the Bankruptcy Court’s entry of the Sale Order, no other action or proceeding by or in respect of Barnebey is or was necessary to authorize this Agreement, the Ancillary Asset Purchase Documents or the consummation of the Asset Purchase.

§6.3. Consents and Approvals. Barnebey’s execution and delivery of this Agreement and the Ancillary Asset Purchase Documents and consummation of the Asset Purchase will not require any action or consent or approval of, or review by, or registration with, any third party, court or governmental body or other agency, instrumentality or authority, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, and (b) for consents, approvals or authorizations which may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

§6.4. Brokers. Barnebey is not under any obligation to any Broker or other third party in connection with the sale of the Assets or the other transactions contemplated by this Agreement that would cause Buyer to become liable for payment of any fee or expense with respect thereto.

§6.5. Compliance with Laws. The Business and Assets, and the assets, properties and business of Waterlink UK and the Subsidiaries, have been operated in material compliance with all applicable laws and all applicable governmental judgments, decrees, injunctions or similar orders, writs, ruling directives or other requirements (collectively, the “Governmental Orders”) and each a “Governmental Order”) including, without limitation, those relating to the safe conduct of the Business and the business of Waterlink UK and the Subsidiaries, environmental protection, consumer protection, equal opportunity discrimination, health and occupation safety. There are no claims, lawsuits, demands, suits, inquiries, hearings, investigations, notice of violations, litigations, proceedings, arbitrations, or other disputes, whether civil, criminal, administrative or otherwise pending against any Seller or any Subsidiary, or, to the knowledge of Seller, threatened, nor has Seller or any Subsidiary received or aware of any written notice, regarding any material violations of any applicable regulations and Governmental Orders enforced by any authority claiming jurisdiction over a Seller or any Subsidiary.

§6.6. Financial Statements Seller has provided Buyer true, complete and correct copies of (i) the audited consolidated balance sheets of Seller (including Waterlink UK and the Subsidiaries) as of September 30, 2002 and 2001, respectively, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows for the fiscal years then ended (the “Audited Financial Statements”), and (ii) the audited consolidating balance sheet of Seller (including Waterlink UK and the Subsidiaries) as of September 30, 2003 and the related audited consolidating statement of operations for the twelve months ended September 30, 2003 (the “Consolidating Financial Statements,” and together with the Audited Financial Statements shall be collectively referred to as the “Financial Statements”). A copy of the Consolidating Financial Statements is attached hereto as Schedule 6.6. The Audited Financial Statements have been audited by Ernst & Young LLP, and the Consolidating Financial Statements have been audited by outside independent auditors, in accordance with U.S. generally accepted accounting principles, consistently applied (“GAAP”). The balance sheets included in the Financial Statements and the notes thereto fairly present the consolidated financial position of Seller at the respective date thereof in accordance with GAAP and such statements of operations, changes in stockholders’ equity and cash flows and the notes thereto included in the Financial Statements fairly present the result of operations for the periods referred to therein, in accordance with GAAP, except that the Consolidating Balance Sheet has no notes attached thereto and does not have year-end audit adjustments (none of which would be material or recurring). The Financial Statements were prepared from the books and records of Seller. To Seller’s knowledge, there has been, since September 30, 2003, no material adverse change to the financial performance, past or as currently budgeted, except for sales declines and other consequences directly attributable to the filing of the Chapter 11 Case. Each of the consolidated and consolidating financial statements of Seller and its Subsidiaries, including, in each case, the notes thereto, made available to Buyer comply, in all material respects, with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto. The books and records of Seller and its Subsidiaries have been, and are being, maintained in accordance with GAAP and applicable law.

§6.7 Properties.

(a) Schedule 6.7 sets forth the description of all real property which Seller owns in connection with the Business (the “Real Property”).

(b) Barnebey owns fee simple title to all the Real Property included in the Assets other than the Real Property in which it has a leasehold interest. Each of Barnebey, Waterlink UK and the Subsidiaries is the undisputed lessee with respect to the Real Property leased by it and has the right to quiet enjoyment and undisturbed possession of such property, as well as the right to continue to conduct its Business or business, as the case may be, without any claims by any lessors, mortgagees or other persons, subject to the terms and conditions of the Real Property leases thereto and any mortgage, Liens or other encumbrances affecting any of the Real Property and incurred by the landlord of any of the Real Property, and except for Liens and security interests of Seller’s lenders (none of which Liens or security interests of Seller’s lenders shall encumber the Assets, or any assets or properties of Waterlink UK or the Subsidiaries, immediately following Closing). There has been no disturbance of, or challenge to, the quiet possession of Barnebey, Waterlink UK or any Subsidiary under such leases.

(c) At the Closing, Seller will convey good and valid title to, or a valid leasehold interest in, all tangible personal property material to the operation of the Business.

(d) As of the Closing Date, Seller will have and will transfer to the Buyer title to all of the assets (except those subject to Assumed Contracts) necessary to operate the Business as currently operated, free and clear of all Liens, Debts, Claims and other encumbrances.

(e) Except as set forth in Schedule 6.7, neither the Assets nor the assets and properties of Waterlink UK or any Subsidiary include real property.

§6.8 Customer Warranties. There have been no pending, nor to the best knowledge of Seller, threatened, claims under or pursuant to any warranty, whether expressed or implied, on products or services sold prior to the Closing Date by Seller or any Subsidiary that are not disclosed or referred to in the Financial Statements and, to the best of Seller’s knowledge, that are not fully reserved against in accordance with GAAP. To the best of Seller’s knowledge, all such reserved amounts are sufficient to cover such disclosed or referenced claims. All of the services rendered by Seller and each Subsidiary (whether directly or indirectly through independent contractors) have been performed in conformity with all expressed warranties and, in all material respects, with all applicable contractual commitments, and Seller does not have nor shall it have any liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business which are immaterial in the aggregate and not required by GAAP to be disclosed in the Financial Statements. To the best of Seller’s knowledge, there is no reason to expect an increase in warranty claims in the future.

§6.9. Sufficiency of Assets. The Assets constitute all the assets necessary for the continued operation of the Business after the Closing in substantially the same manner as conducted prior to the Closing. The assets and properties of Waterlink UK and the Subsidiaries constitute all the assets and properties necessary for the continued operation by them of their respective businesses after the Closing in substantially the same manner as conducted prior to the Closing.

ARTICLE VII

WARRANTIES OF WATERLINK

With respect to the Stock Purchase, Waterlink warrants to Buyer as follows:

§7.1. Organization and Standing. Waterlink UK and each Subsidiary is duly incorporated and validly existing in accordance with the laws of England and Wales. Waterlink UK and each Subsidiary is duly qualified to do business and is in good standing under the laws of (i) each jurisdiction in which it owns or leases property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification. Waterlink UK and each Subsidiary has all requisite corporate power and authority to own its properties and carry on its business as presently conducted.

§7.2. Power and Authority. Subject to the Bankruptcy Court’s entry of the Sale Order, Waterlink has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement and the Stock Purchase have been duly and validly authorized by all necessary corporate action on the part of Waterlink. This Agreement has been duly executed and delivered by Waterlink and constitutes the legal, valid and binding obligation of Waterlink, enforceable against Waterlink in accordance with its terms. Upon execution of the documents to be executed and delivered at the Closing or otherwise pursuant to this Agreement by Waterlink, Waterlink UK and/or the Subsidiaries (the “Ancillary Stock Sale Documents”), such documents shall constitute the legal, valid and binding obligations of each of them, as applicable, enforceable in accordance with their terms, and no other action or proceeding by or in respect of any of them is or was necessary to authorize the Stock Purchase (save in respect of any applicable requirements under the laws of England and Wales in relation to stamp duty payable on such Stock Purchase payable by Seller at Closing).

§7.3. Consents and Approvals. Waterlink’s execution and delivery of this Agreement and consummation of the Stock Purchase, and execution and delivery of the Ancillary Stock Purchase Documents by Waterlink, Waterlink UK and the Subsidiaries, will not require any action or consent or approval of, or review by, or registration with, any third party, court or governmental body or other agency, instrumentality or authority other than the Bankruptcy Court’s entry of the Sale Order, and any applicable requirements under the laws of England and Wales in relation to stamp duty payable on such Stock Purchase, except for any consents required under Seller’s credit agreement with its senior secured lenders.

§7.4. Share Capital and Ownership. Waterlink owns all of the issued and outstanding issued share capital of Waterlink UK, and Waterlink UK owns all of the issued and outstanding issued share capital of each Subsidiary. All such issued and outstanding share capital of Waterlink UK and all of the issued and outstanding share capital of each Subsidiary is validly issued, fully paid and non-assessable, and all such shares of share capital are owned by Waterlink and Waterlink UK, respectively, free and clear of all Liens, pledges, encumbrances, charges, agreements or claims of any kind whatsoever, except as set forth in Schedule 7.4 hereof. At the Closing, all of the shares of share capital of Waterlink UK and of each Subsidiary shall be sold, assigned, and transferred to the Buyer free and clear of all such Liens, pledges, encumbrances, charges, agreements and claims. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, preemptive rights, rights of purchase, issuance, allotment, redemption, repayment or transfer or sale of any shares of the share capital of Waterlink UK or any Subsidiary, other than as contemplated by this Agreement.

§7.5. Brokers. Neither Waterlink nor Waterlink UK nor any Subsidiary is under any obligation to any Broker or other third party in connection with the sale of the Stock or the other transactions contemplated in this Agreement that would cause Buyer, Waterlink UK or any Subsidiary to become liable for payment of any fee or expense with respect thereto.

§7.6. Absence of Long-Term Obligations. Neither Waterlink nor Waterlink UK nor any Subsidiary has any outstanding long-term liabilities or liabilities not disclosed on the Financial Statements, other than with respect to obligations under the Sutcliffe Speakman Limited Pension and Life Assurance Scheme (the “UK Pension Obligations”).

ARTICLE VIII

COVENANTS OF THE PARTIES

§8.1. General. Each Party shall use all reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable to consummate the Stock Purchase and the Asset Purchase and to obtain approval and entry of the Sale Order (defined in §8.2(a)(ii)), including satisfying the closing conditions set forth in Article IX.

§8.2. Applications to Bankruptcy Court. As soon as practicable after execution of this Agreement (and in no event later than 3 business days thereafter), Seller shall seek from the Bankruptcy Court the entry of an order, in form and substance satisfactory to Buyer and its counsel, approving this Agreement and all the transactions contemplated hereby (the “Sale Order”), which Sale Order shall (i) approve the sale of the Assets and the Stock to Buyer on the terms and conditions set forth in this Agreement and authorize Seller to proceed with such sale, (ii) state that the sale of the Property to Buyer shall be free and clear of all Liens, Debts and Claims, and any other encumbrances whatsoever (except as expressly provided in this Agreement) to the fullest extent permitted by the Bankruptcy Code, (iii) fix Cure Amounts for each Assumed Contract and, to the extent permissible under Section 365 of the Bankruptcy Code, approve Seller’s assumption, and assignment to Buyer, of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code and order Buyer to pay the Cure Amounts as a condition to such assumption and assignment; and (iv) provided that Buyer is the successful bidder at the Auction, include a specific finding and conclusion of law that Buyer has acted in good faith in connection with its purchase of the Property and is entitled to all protections of Section 363(m) of the Bankruptcy Code,

All Parties shall use commercially reasonable efforts to have the Bankruptcy Court enter the Bid Procedures Order as soon as practicable following the filing of the motion therefor.

§8.3. Maintenance of Acquired Assets. Seller shall, during the period from the Effective Date until the Closing Date (or until the termination of this Agreement pursuant to Article X), maintain the Assets, all properties and assets of Waterlink UK and the Subsidiaries, and all of Waterlink UK’s and the Subsidiaries’ net operating losses, in each case consistent with past practice, subject to any restrictions imposed by the Bankruptcy Court. From the date hereof through Closing, none of Seller, Waterlink UK or the Subsidiaries shall (i) transfer, sell, dispose of, convey or expend assets or properties except the sale of products of their businesses, consistent with past practices; (ii) incur any financing or indebtedness (other than ordinary course borrowing under financing described in Section 2.2); (iii) take any action that could have the effect of increasing or accelerating the UK Pension Obligations or of terminating or winding up the associated plans; (iv) enter into any contract or incur any obligation except as necessary to sell products on terms consistent with past practices; (v) hire any employee, increase or change the pay or benefits of any employee; (vi) take any action that will result in an Encumbrance, Claim or Lien on assets or property of Waterlink UK or the Subsidiaries; (vii) make any distribution or redemption with respect to equity or stock; or (viii) take any other action, except as is necessary to sell products of its business, consistent with past practices. Seller shall maintain existing and customary insurance coverage on all assets and properties of Seller, Waterlink UK and the Subsidiaries through Closing.

§8.4. Inspections. From and after the Effective Date, Buyer and its employees, agents and representatives, upon prior written notice to Seller, shall be allowed reasonable access to the businesses of Barnebey and Speakman at reasonable times for purposes of inspection, including all business and tax records; provided, however, that such access shall not unreasonably interfere with either Seller’s operation of its business and shall be at Buyer’s expense and provided further that Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege.

§8.5. Ability to Pay Purchase Price. As of the Effective Date, and as necessary or desirable in Seller’s discretion until the Closing, Buyer shall demonstrate to Seller’s to Seller’s satisfaction, that Buyer has sufficient cash on hand or available financing proceeds or commitments to pay the Purchase Price at the Closing.

§8.6. Union Contract. Without the prior written consent of Buyer, Barnebey shall not enter into a new, or amend or otherwise modify the existing, union contract with United Steel Workers of America, dated November 1, 2000, a complete copy of which has been provided to Buyer.

§8.7 Termination of Note. Seller shall cause amounts payable under a certain inter company note receivable of Waterlink from Waterlink UK in the amount of $9,759,537 on September 30,2003 to be forgiven by Waterlink, and such note terminated, such that there are no remaining rights or obligations thereunder at Closing.

§8.8 Purchase Price Allocation. Seller shall keep Buyer informed as to its intentions with respect to allocation of the Purchase Price among the Assets and Stock and will provide to Buyer a copy of IRS Form 8594 promptly following final completion of such form.

§8.9 U.S. Pension Plan. Effective as of the Closing Date, Buyer shall assume sponsorship of the Barnebey Sutcliffe Corporation Retirement Benefits Plan, E.I.N. #31-0934790

Plan No. 001 (the “Retirement Plan”), and become grantor of the trust created pursuant to the Retirement Plan (the “Plan Trust”) and in that connection shall become responsible for the administration of the Retirement Plan and for the investment, funding and appointment of a successor trustee of the Plan Trust.

ARTICLE IX

CONDITIONS TO CLOSING

§9.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Asset Purchase and the Stock Purchase shall be subject to Seller’s fulfillment on or prior to the Closing Date of each of the following conditions unless waived by Buyer in writing:

(a) the Bankruptcy Court shall have entered and approved the Sale Order;

(b) Seller shall have performed and complied in all material respects with all of its agreements and covenants hereunder on and as of the Closing Date;

(c) there shall not be any order of any governmental entity (a “Governmental Order”) in effect preventing consummation of the transactions contemplated by this Agreement;.

(d) the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date;

(e) Buyer shall have received the Preliminary Closing Date Balance Sheet in accordance with §3.1 hereof, which shall have been prepared by Seller in good faith in accordance with GAAP and consistent with past practice and reasonably approved by Buyer as to its preparation in accordance with the foregoing criteria;

(f) Buyer shall have received an opinion of Seller’s counsel reasonably acceptable to Buyer attesting to, among other things, the validity of the transfer of the Stock; and

(g) Seller shall have delivered, or caused to be delivered, to Buyer a certificate (or its equivalent) dated not greater than ten (10) business days prior to the Closing of the Secretary of State (or its equivalent) of its jurisdiction of organization as to the existence and good standing (or its equivalent) therein.

(h) Prior to the Closing, Seller shall have taken such action as is reasonably required to apply for an extension to the exemption notice received June 21, 1999 from Inland Revenue, U.K., pertaining to the deduction of tax related to the payment of interest on the Waterlink UK intercompany note referenced on Schedule 1.2.

§9.2. Conditions to Obligations of Seller. The obligation of Seller to consummate the Asset Purchase and the Stock Purchase shall be subject to Buyer’s fulfillment on or prior to the Closing Date of the following conditions, unless waived by the Seller in writing:

(a) the Bankruptcy Court shall have approved and entered the Sale Order;

(b) the representations and “warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date;

(c) Buyer shall have performed and complied in all material respects with all of its agreements and covenants hereunder on and as of the Closing;

(d) there shall not be any Governmental Order in effect preventing consummation of the transactions contemplated by this Agreement; and

(e) Buyer shall have delivered, or caused to be delivered, to Seller a certificate dated not greater than ten (10) business days prior to the Closing of the Secretary of State of its jurisdiction of organization as to the existence and good standing of Buyer in the that State.

Seller may waive any condition specified in this §9.2, except for the condition that the Bankruptcy Court shall have approved and entered the Sale Order.

ARTICLE X

TERMINATION

§10.1. Termination of Agreement. The Parties may terminate this Agreement prior to the Closing as provided below;

(a) The Parties may terminate this Agreement by mutual written consent at any time prior to the entry of the Sale Order;

(b) Buyer may terminate this Agreement by giving written notice to Seller in the event Seller is in material breach of any material representation, warranty or covenant in this Agreement that is not qualified by materiality or Seller is in breach of any representation, warranty or covenant in this Agreement that, is so qualified, and such breach has not been cured within ten (10) business days following the delivery of written notice thereof to Seller (provided that Buyer is not then in breach of this Agreement);

(c) Seller may terminate this Agreement by giving written notice to Buyer in the event (i) Buyer is in material breach of any material representation, warranty or covenant contained in this Agreement and (ii) such breach has not been cured within ten (10) business days following the delivery of written notice thereof to Buyer (provided that Seller is not then in breach of this Agreement);

(d) Seller may terminate this Agreement if (i) any of the conditions set forth in §9.2(a) or (d) shall have become incapable of fulfillment, or (ii) any of the conditions set forth in §9.2(b), (c) or (e) shall have become incapable of fulfillment or cure by Buyer and shall not have been waived by Seller, provided that Seller is not then in breach of this Agreement;

(e) Buyer may terminate this Agreement if any of the conditions set forth in §9.1 shall have become incapable of fulfillment or cure by Seller and shall not have been waived by Buyer, provided that Buyer is not then in breach of this Agreement; or

(f) Buyer or Seller may terminate this Agreement if a motion to dismiss the Chapter 11 Case or a motion to convert the Chapter 11 Case or the appointment of a trustee, receiver, liquidator or other similar person for the purpose of liquidating any of the Assets other than pursuant to this Agreement has been granted in the Bankruptcy Case; or

(g) Buyer or Seller may terminate this Agreement if a Closing shall not have occurred on or before February 18, 2004 for reasons unrelated to the dilatory conduct of the terminating party.

§10.2. Default. If this Agreement is terminated under §10.1, written notice thereof will forthwith be given to the other Party and this Agreement will thereafter become void and have no further force and effect and, except for those provisions that expressly survive the termination of this Agreement, all further obligations of Seller and the Buyer to each other under this Agreement will terminate without further obligation or liability of Seller or Buyer to the other (other than with respect to breaches, if any, of this Agreement prior to such termination), except that:

(a) Each Party will return all documents, workpapers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the Party furnishing the same.

(b) If this Agreement is terminated pursuant to Article 10.1 of this Agreement (other than a termination pursuant to §10.1(c) or (d)(ii)), then within two (2) business days after such termination, the Deposit shall be returned to Buyer.

(c) If this Agreement is terminated by Seller pursuant to §10.1 (c) or (d)(ii), then the Deposit shall be paid to Seller.

(d) In the event of a default by Seller under this Agreement after entry of the Sale Order by the Bankruptcy Court, the Buyer shall be entitled to all of its remedies at law and in equity.

§10.3. Extension; Waiver. At any time prior to the Closing, Seller, on the one hand, or Buyer, on the other hand, may (i) extend the time for the performance of any of the obligations or acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (iii) waive compliance with any of the agreements of the other Party contained herein or (iv) waive any condition to its obligations hereunder. Any agreement on the part of Seller, on the one hand, or Buyer, on the other hand, to any such extension or waiver shall be valid only if set forth in writing.

ARTICLE XI

COVENANTS AFTER CLOSING

§11.1. Access. During the six-year period following the Closing Date and during normal business hours, Buyer will, and will cause its affiliates, successors and assigns to, permit upon reasonable advance, at least five (5) days, prior written notice (a) Seller and its representatives to have access to fire books, documents and records (including tax returns, files, papers and related items) of, and relating to, Speakman, its business or its employees, in each case to the extent relating to any period prior to the Closing or the legitimate business needs of Seller or any of its Affiliates, and permit Seller and its representatives to make copies of such books, documents and records at Seller’s expense and (b) Seller and its representatives to have reasonable access to the employees of Buyer and its Affiliates, and direct such employees to cooperate with each of them, for Seller’s or any of its Affiliates’ resolution of Tax, audit, litigation, accounting, securities or similar matters that relate to any period prior to the Closing (whether such matters arose before or after the Closing). Without limiting the generality of the foregoing, Buyer agrees that such legitimate business needs include (i) defending or pursuing claims, litigation or similar proceedings, (ii) preparing or making filings contemplated by securities laws or stock exchange rules, (iii) preparing or filing tax returns or responding to audits, and (iv) administering Seller’s bankruptcy estate.

ARTICLE XII

SURVIVAL

§12.1. Survival. None of the representations or warranties contained herein or in any instrument or document delivered pursuant thereto will survive the Closing, and none of the Parties nor any of their respective officers, directors, representatives, employees, advisors or agents shall have any liability to the other after the Closing for any breach thereof.

§12.2. “AS IS” TRANSACTION. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO (AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE ASSETS OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE ASSETS, THE PHYSICAL CONDITION OF ANY PART OF THE ASSETS, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OWNED BY SELLER OR WHICH ARE THE SUBJECT OF ANY ASSUMED CONTRACT AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY, THE VALUE OF THE ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF THE ASSETS, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE TITLE OF THE ASSETS (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ASSETS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY

PORTION OF THE ASSETS. BUYER FURTHER ACKNOWLEDGES THAT BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ASSETS AS BUYER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO BUYER’S RIGHTS UNDER THIS AGREEMENT, BUYER WILL ACCEPT THE ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS” AND WITHOUT RECOURSE TO SELLER.

ARTICLE XIII

MISCELLANEOUS

§13.1. Notices. All notices and other communications under this Agreement to a Party shall be in writing and shall be deemed given when delivered personally, sent by facsimile (which is confirmed electronically) to that Party at the facsimile number for that Party set forth below, mailed by certified mail (return receipt requested) to that Party at the address for that Party (or at such other address for such Party as such Party shall have specified in notice to the other Party), or delivered to Federal Express, UPS, or any similar express delivery service for delivery to that Party at that address:

(a)	If to Buyer:

John S. Stanik

Chief Executive Officer

Calgon Carbon Corporation

P.O. Box 717

Pittsburgh, Pennsylvania 15230

Fax: 412-787-4511

with a copy to:

Kirkpatrick & Lockhart, LLP

Henry W. Oliver Building

535 Smithfield Street

Pittsburgh, Pennsylvania 15222

Attn: George M. Cheever, Esq.

          Susan A. Apel, Esq.

Fax: 412-355-6501

(b)	If to Seller:

Barnebey Sutcliffe Corporation

835 North Cassady Avenue

Columbus, Ohio 43219

Attention: William Vogelhuber, CEO

Facsimile No.: (614) 258-3464

with a copy to:

Baker & Hostetler LLP

Capitol Square Suite 2100

65 East State Street

Columbus, Ohio 43215

Attention: Henry P. Montgomery, Esq.

Facsimile No.: (614) 462-2616

Attention: Richard A. Robinson, Esq.

Facsimile No.: (407) 841-0168

§13.2. Amendments. Any amendments to this Agreement shall be in a writing, which may be executed in one or more counterparts and shall be effective if executed by all Parties, and, to the extent necessary, approved by the Bankruptcy Court.

§13.3. Non-Waiver. No failure by any Party to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of any other Party shall affect, or constitute a waiver of, any other Party’s right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous or subsequent default. No custom or practice of the Parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any Party’s right to demand strict compliance with the provisions of this Agreement.

§13.4. Headings. The headings of the various articles and sections of this Agreement are not part of the context of this Agreement, are merely labels to assist in locating such articles and sections, and shall be ignored in construing this Agreement.

§13.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

§13.6. Entire Agreement. This Agreement (including all schedules and other documents referred to in this Agreement all of which are hereby incorporated by reference) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to its subject matter.

§13.7. No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the Parties, any rights, remedies or other benefits under or by reason of this Agreement.

§13.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law. Any actions brought to enforce this Agreement, or any breach hereof, or any obligation hereunder, shall be brought in the Bankruptcy Court. Each of the parties hereto irrevocably and unconditionally consents to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except the Bankruptcy Court), waives any objection to the laying of venue of any such litigation therein, and agrees not to plead or claim that such litigation has been brought in an inconvenient form.

§13.9. Successors: Assignment. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the Parties and their respective heirs, personal representatives, successors and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be transferred or assigned by any Party without the prior written consent of the other Parties, provided that Buyer may, subject to the provisions of Section 8.6, assign any of its rights (or obligations) hereunder to any one or more affiliate(s), prior to or at the time of Closing.

§13.10. Remedies. All rights and remedies of each Party under this Agreement shall be cumulative and in addition to all other rights and remedies which may be available to that Party from time to time, whether under any other agreement, at law, or in equity,

§13.11. Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

§13.12. Publicity. No Party to this Agreement shall issue “any press release or other publicity concerning the proposed transaction without the prior approval of the other Party, except as otherwise required by law. Each Party shall provide to the other Party a reasonable opportunity to review any press release prior to its issuance.

§13.13. Severabilitv; Validity; Parties in Interest. If any of the provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application or such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

§13.14. Bulk Sales. Buyer hereby waives compliance with any bulk sales or other similar laws in any applicable jurisdiction in respect of the transaction contemplated by this Agreement.

§13.15. Costs and Expenses. Whether or not a Closing of the Asset Sale and the Stock Sale as contemplated herein occurs, each party to this Agreement will pay all costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby except as otherwise provided herein. The foregoing shall not affect the legal right, if any, that any Party may have to recover expenses from any other Party that breaches its obligations hereunder.

§13.16. Announcements. No Party hereto shall disclose any information relating hereto without the prior written consent of the other Parties prior to the public announcement, if any, of this Agreement (which shall be in accordance with Section 13.12), except for such disclosures to such professional advisors of either Party as may be necessary or appropriate in order to enter into this Agreement and consummate the transactions contemplated by this Agreement. The provisions of this section will be subject to the Parties’ obligations to comply with applicable requirements of federal or state laws or any governmental order or regulation, including any order of the Bankruptcy Court, provided, however, that in such case the disclosing Party shall give the other Party reasonable advance notice of any such disclosure .

§13.17. Risk of loss.

(a) Casualty. Seller will bear all risk of loss occurring to or upon any portion of the Assets and the assets and properties of Waterlink UK and the Subsidiary prior to the Closing Date. In the event that any material portion of the Assets or of the assets and properties of Waterlink UK and the Subsidiaries is damaged or destroyed prior to Closing Date (i) with respect to such Assets, the Buyer may, at its option, exclude such Asset from this Agreement or (ii) terminate this Agreement. If Buyer closes notwithstanding any unrepaired or unrestored loss to such Assets or assets, Seller will deliver and/or assign to the Buyer any insurance proceeds with respect to such damage or destruction and there will be no adjustment to the Purchase Price.

(b) Condemnation. In the event that any portion of the Assets or the assets and properties of Waterlink UK and the Subsidiaries is taken by eminent domain or condemnation prior to the Closing Date and such taking materially and adversely affects the use or utility of the Business or of the business of Waterlink UK or the Subsidiaries, the Buyer may within ten (10) days after it receives written notice of such taking either (i) proceed to close notwithstanding the eminent domain or condemnation proceeding, in which event Seller will assign to the Buyer its entire right, title and interest in and to any award with respect to an Asset, (ii) exclude such Asset or (iii) terminate this Agreement. If the Buyer closes notwithstanding any such condemnation, Seller will deliver and/or assign to the Buyer any proceeds with respect to such condemnation and there will be no adjustment to the Purchase Price.

§13.18. Severability. If any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable, such court shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by applicable law, and the Parties shall abide by such court’s determination. If any provision of this Agreement cannot be reformed, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

§13.19. Cooperation. Each Party will take all reasonable actions necessary to comply promptly with all requirements contemplated by this Agreement and will otherwise cooperate with, and furnish information to, the other Party.

§13.20. Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Use of the word “including” shall mean “including without limitation” whether or not such words are used.

§13.21. Submission to Jurisdiction. Unless and to the extent otherwise specifically provided herein, the Parties irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) over any dispute arising out of or Relating to this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith or any of the transactions contemplated hereby or thereby. Each Party hereby irrevocably agrees that all claims in respect of such dispute or proceedings may be heard and determined in such courts. The Parties irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute or proceeding brought in such courts or any defense of inconvenient forum in connection therewith.

13.22 Avoidance Actions. Prior to or at the time of Closing, Seller shall deliver to Buyer a complete release of any potential avoidance actions of Seller or its bankruptcy estates against Buyer or its affiliates, including those arising under 11 U.S.C. §547’

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The remainder of this page is intentionally left blank.

Signatures appear on the following page.

Buyer:		Seller:

CALGON CARBON CORPORATION		WATERLINK, INC.

By	/s/ Illegible	By	/s/ Illegible

Print Name	Illegible	Print Name	Illegible
Title	Illegible	Title	President & CEO

BARNEBEY SUTCLIFFE CORPORATION

By	/s/ Illegible

Print Name	Illegible
Title	Chairman

Schedule 1.1(i)

Assumed Contracts

Assumed Contracts

Note: The final version of this schedule will be provided by Buyer to Seller (and attached hereto and incorporated herein) prior to the Closing Date.

Schedule 1.2

Excluded Assets

•	Any of Seller’s cash and equivalents whatsoever, whether on hand, in banks or elsewhere (other than cash or cash equivalents of Seller, if any, held by or at Waterlink UK or its Subsidiaries).

•	All retainers paid by Seller to its professional advisors in connection with the Chapter 11 Case.

•	Except as otherwise provided herein, all of Seller’s contract rights to payment, notes or notes receivable owing.

•	All avoidance actions of Seller or its bankruptcy estates, including those arising under 11 U.S.C. §§ 510, 544-550, and applicable State law.

•	All deposits of Seller other than customer deposits existing as of the Closing Date in respect of (i) any existing order or work-in-process or (ii) product orders contemplated to be commenced by any Seller or Seller affiliate, which shall constitute acquired Assets.

•	All supplier credits, insurance refunds, tax refunds or other tax benefits arising from Seller’s operation of its business other than customer credits existing as of the Closing Date in respect of (i) any existing order or work-in-process or (ii) product orders contemplated to be commenced by any Seller or Seller affiliate which shall constitute acquired Assets.

•	Any rights to amounts held in escrow except as otherwise provided herein.

•	Any and all incorporation documents, corporate minutes, financial records, income tax returns and any other documentation necessary for Seller to conclude the administration of the chapter 11 bankruptcy case; provided, however, the foregoing shall not include any incorporation documents, corporate minute books financial records and other documentation relating to Waterlink UK or any Subsidiary which shall constitute acquired Assets.

•	Notes receivable existing as of the Closing date, including without limitation that certain intercompany note payable by Waterlink UK to Waterlink in the amount of $9,759,537 at September 30, 2003, which shall be forgiven and terminated prior to closing in accordance with Section 8.7 of the Agreement.

•	All proceeds from causes of action and litigation rights existing in favor of Seller as of the Closing Date.

•	All assets of Waterlink, Inc. (other than the Stock (defined in Section 2.1) transferred by Waterlink to Buyer under Article II).

Schedule 1.3

Assumed Liabilities

•	Post-petition accounts payable of Barnebey (other than intercompany trade payables and intercompany notes payable) as of the Closing Date (The Parties acknowledge that, as of September 30, 2003, the amount of such accounts payable was approximately $1,300,000) if and to the extent subtracted when calculating Closing Date Working Capital under Section 3.1 (c)(i).

•	Accrued expenses of Barnebey as of the Closing Date (The Parties acknowledge that, as of September 30, 2003, the amount of such accrued expenses was approximately $1,472,974) if and to the extent subtracted when calculating Closing Date Working Capital under Section 3.1(c)(i).

•	Billings in excess of costs of Barnebey as of the Closing Date (The Parties acknowledge that, as of September 30, 2003, the amount of such billings was approximately $744,312) if and to the extent subtracted when calculating Closing Date Working Capital under Section 3. 1(c)(i).

•	Accrued Income Taxes (as defined in Section 1.3(b)(ii))

Schedule 6.6

Consolidating Financial Statements

See attached.

Waterlink, Inc. and Subsidiaries

Consolidating Balance Sheet

September 30, 2003

	Speciality Products	Corporate	Other Adjustments	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$2,657,428	$8,919			$2,666,347
Trade accounts receivable	13,152,785	—			13,152,785
Intercompany accounts receivable	0	—			0
Customer retainage	—	—			—
Other receivables	—	—			—
Inventories	9,606,599	—			9,606,599
Costs in excess of billings	1,167,217	—			1,167,217
Deferred income taxes	—	—	—		—
Other current assets	1,301,398	1,451,429			2,752,827

Total current assets	27,885,426	1,460,429	—	—	29,345,774
Property, plant and equipment	10,309,189	12,532			10,321,721
Accumulated depreciation	4,772,450	12,532			4,784,982

Net property, plant and equipment	5,536,738	—	—	—	5,536,738
Other assets:
Goodwill, net of amortization	3,566,562	—			3,566,562
Patents, net of amortization	—	—			—
Intercompany notes receivable	—	35,226,710		(35,226,710)	—
Investments in subsidiaries	—	10,066,880		(10,066,880)	—
Deferred income taxes	—	—	—		—
Other assets	—	1,019,907			1,019,907

Total other assets	3,566,562	46,313,497	—	(45,293,590)	4,586,469

Total assets	$36,988,727	$47,773,845	$—	$(45,293,590)	$39,468,982

50

Waterlink, Inc. and Subsidiaries

Consolidating Balance Sheet-continued

September 30, 2003

	Specialty Products	Corporate	Other Adjustments	Eliminations	Consolidated
Liabilities and Shareholder’s Equity
Current Liabilities:
Accounts payable	$6,450,926	$59,927			$6,510,853
Intercompany payables	(0)	—			(0)
Accrued expenses	2,352,797	2,097,790	1,462,992		5,913,579
Reserves for discontinued operations	—	1,462,992	(1,462,992)		—
Billings in excess of cost	838,980	—			838,980
Accrued income taxes	(174,333)	559,788	—		385,455
Current portion of long-term debt	939,237	37,930,615			38,869,852

	10,407,605	42,111,112	—	—	52,518,717
Long-term obligation:
Long-term debt	—	—			—
Notes payable – related parties	—	—			—
Subordinated notes – related parties	—	—			—
Subordinated debt	—	—			—
Long-term intercompany note	35,226,710	—		(35,226,710)	—
Deferred income taxes	—	—	—		—
Other long-term liabilities	3,803,000	—			3,803,000

Total long-term liabilities	39,029,710	—	—	(35,226,710)	3,803,000

Total liabilities	49,437,315	42,111,112	—	(35,226,710)	56,321,717
Shareholder’s equity
Preferred stock	—	—			—
Common stock	10,066,880	19,665		(10,066,880)	19,665
Additional paid-in capital	—	92,174,121			92,174,121
Foreign currency adjustment	(5,926,862)	—			(5,926,862)
Retained earnings (deficit)	2,431,177	(85,668,556)			(83,237,379)
Current year net income (loss)	(19,019,784)	(862,497)			(19,882,281)

Total shareholder’s equity (deficit)	(12,448,588)	5,662,733	—	(10,066,880)	(16,852,735)

Total liabilities and shareholder’s equity	$36,988,727	$47,773,845	$—	$(45,293,590)	$39,468,982

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51

Waterlink, Inc. –Speciality Products Division

Consolidating Balance Sheet

September 30, 2003

	Barnebey Sutcliffe	1,6615100 Sutcliffe Speakman	1,66151 Holding Company	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,840,066	$843,695	$(26,333)		$2,657,428
Trade accounts receivable	8,869,796	4,282,989	—		13,152,785
Inter company accounts receivable	32,840	12,946,951	—	(12,979,791)	0
Customer retainage	—	—	—		—
Other receivables	—	—	—		—
Inventories	7,826,994	1,779,605	—		9,606,599
Costs in excess of billings	784,840	382,377	—		1,167,217
Deferred income taxes	650,370	—	—	(650,370)	—
Other current assets	880,727	420,090	582		1,301,398

Total current assets	20,885,633	20,655,706	(25,752)	(13,630,161)	27,885,426
Property, plant and equipment	6,083,143	4,226,046	—		10,309,189
Accumulated depreciation	2,630,686	2,141,764	—		4,772,450

Net property, plant and equipment	3,452,457	2,084,281	—	—	5,536,738
Other assets:
Goodwill, net of amortization	811,046	2,755,516	—		3,566,562
Patents, net of amortization	—	—	—		—
Intercompany notes receivable	—		—		—
Investments in subsidiaries	—	99,579	20,133,760	(20,233,339)	—
Deferred income taxes	—	—	—	—	—
Other assets	—	—	1,463,790	(1,463,790)	—

Total other assets	811,046	2,855,096	21,597,550	(21,697,130)	3,566,562

Total assets	$25,149,136	$25,595,083	$21,571,799	$(35,327,291)	$36,988,727

Waterlink, Inc. –Speciality Products Division

Consolidating Balance Sheet-continued

September 30, 2003

	Barnebey Sutcliffe	1,6615 Sutcliffe Speakman	1,6615 Holding Company	Eliminations	Consolidated
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,339,557	$2,111,369	$—		$6,450,926
Intercompany payables	276,907	32,840	12,670,052	(12,979,799)	(0)
Accrued expenses	1,472,974	862,493	17,330		2,352,797
Reserves for discontinued operations	—	—	—		—
Billings in excess of cost	744,312	94,668	—		838,980
Accrued income taxes	86,035	83,935	—	(344,303)	(174,333)
Current portion of long-term debt	—	939,237	—		939,237

	6,919,785	4,124,541	12,687,382	(13,324,102)	10,407,605
Long-term obligations:
Long-term debt	—	—	—		—
Notes payable-related parties	—	—	—		—
Subordinated notes – related parties	—	—	—		—
Subordinated debt	—	—	—		—
Long-term intercompany note	26,651,365	—	9,759,537	(1,184,192)	35,226,710
Deferred income taxes	306,067	—	—	(306,067)	—
Other long-term liabilities	—	—	—	3,803,000	3,803,000

Total long-term liabilities	26,957,432	—	9,759,537	2,312,741	39,029,710

Total liabilities	33,877,217	4,124,541	22,446,919	(11,011,361)	49,437,315
Shareholders’ equity
Preferred stock	—	—	—	—	—
Common stock	—	18,419,000	10,066,880	(18,419,000)	10,066,880
Additional paid-in capital	—	—	—	—	—
Foreign currency adjustment	—	2,229,778	(2,259,710)	(5,896,930)	(5,926,862)
Retained earnings (deficit)	3,953,558	5,797,569	(7,319,950)		2,431,177
Current year net income (loss)	(12,681,639)	(4,975,804)	(1,362,340)	—	(19,019,784)

Total shareholders’ equity (deficit)	(8,728,081)	21,470,542	(875,120)	(24,315,930)	(12,448,588)

Total liabilities and shareholder’s equity	$25,149,136	$25,595,083	$21,571,799	$(35,327,291)	$36,988,727

	ok	ok	ok	ok	ok

Waterlink, Inc. –Corporate Office

Consolidating Balance Sheet

September 30, 2003

	Management	Holdings	Other Adjustments	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$8,919	$—			$8,919
Trade accounts receivable	—	—			—
Intercompany accounts receivable	—	—			—
Customer retainage	—	—			—
Other receivables	—	—			—
Inventories	—	—			—
Costs in excess of billings	—	—			—
Deferred income taxes	513,845	—	(513,845)		—
Other current assets	2,451,429	—		(1,000,000)	1,451,429

Total current assets	2,974,193	—	(513,845)	(1,000,000)	1,460,348
Property, plant and equipment	12,532	—			12,532
Accumulated depreciation	12,532	—			12,532

Net property, plant and equipment	—	—	—	—	—
Other assets:		—
Goodwill, net of amortization	—	—			—
Patent, net of amortization	—	—			—
Intercompany notes receivable	35,226,710	49,308,946		(49,308,946)	35,226,710
Investment in subsidiaries	—	10,066,880			10,066,880
Deferred income taxes	(1,236,475)	—	1,236,475		—
Other assets	19,907	—		1,000,000	1,019,907

Total other assets	34,010,142	59,375,826	1,236,475	(48,308,946)	46,313,497

Total assets	$36,984,335	$59,375,826	722,630	(48,308,946)	$47,773,845

Waterlink, Inc. –Corporate Office

Consolidating Balance Sheet-continued

September 30, 2003

	Management	Holdings	Other Adjustments	Eliminations	Consolidated
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$59,927	$—			$59,927
Intercompany payables	—	—			—
Accrued expenses	2,097,790	—			2,097,790
Reserves for discontinued operations	1,462,992	—		—	1,462,992
Billings in excess of cost	—	—	—	—	—
Accrued income taxes	—	—	559,788		559,788
Current portion of long-term debt	37,930,615	—			37,930,615

	41,551,324	—	559,788	—	42,111,112
Long-term obligations:
Long-term debt	—	—			—
Notes payable - related parties	—	—			—
Subordinated notes - related parties	—	—			—
Subordinated debt	—	—			—
Long-term intercompany note	49,308,946	—		(49,308,946)	—
Deferred income taxes	(162,842)	—	162,842		—
Other long-term liabilities	—	—			—

Total long-term liabilities	49,146,104	—	162,842	(49,308,946)	—

Total liabilities	90,697,428	—	722,630	(49,308,946)	42,111,112
Shareholders’ equity
Preferred stock	—	—			—
Common stock	—	19,665			19,665
Additional paid-in capital	—	92,174,121			92,174,121
Foreign currency adjustment	—	—			—
Retained earnings (deficit)	(52,850,596)	(32,817,980)			(85,668,556)
Current year net income (loss)	(862,497)	—	—	—	(862,497)

Total shareholders’ equity (deficit)	(53,713,093)	59,375,826	—	—	5,662,733

Total liabilities and shareholders’ equity	$36,984,335	$59,375,826	$722,630	$(49,308,946)	$47,773,845

	ok	ok	ok	ok	ok

WaterLink, Inc. and Subsidiaries

Consolidating Statement of Operations

Twelve Months Ended September 30, 2003

	Speciality Products	Corporate	Other Adjustments	Eliminations	Consolidated
Net sales	$66,857,957	$—		$—	$66,857,957
Cost of goods sold	51,404,799	—		—	51,404,799

Gross profit	15,453,158	—	—	—	15,453,158
Selling, general and admin. expense	8,882,014	1,153,970			10,035,984
US pension adjustment	—	—			—
Amortization	553,607	—			553,607

	9,435,621	1,153,970	—	—	10,589,591

Operating income	6,017,537	(1,153,970)	—	—	4,863,567
Other Income (expense):
Interest expense	(44,241)	(2,457,108)		(6,398)	(2,507,747)
Intercompany interest expense	(3,184,438)	3,178,040		6,398	0
Interest income	—	178			178
Intercompany management fee	(900,000)	900,000			—
Other items, net	3,239	(1,316,635)			(1,313,396)

	(4,125,440)	304,475	—	—	(3,820,965)

Income before taxes	1,892,097	(849,495)	—	—	1,042,602
Income taxes	411,881	13,002			424,883

Income from continuing operations	1,480,216	(862,497)	—	—	617,719
Cumulative effect-goodwill impairment	(20,500,000)	—			(20,500,000)

Net Income (loss)	$(19,019,784)	$(862,497)	$—	$—	$(19,882,281)

EBITDA	$7,515,275	$(1,148,618)			$6,366,657
Key Ratios:
Gross margin	23.1%	#DIV/0!	#DIV/0!	#DIV/0!	23.1%
SG&A expense to sales	13.3%	#DIV/0!	#DIV/0!	#DIV/0!	15.0%
Operating margin	9.0%	#DIV/0!	#DIV/0!	#DIV/0!	7.3%
EBITDA margin	11.2%	#DIV/0!	#DIV/0!	#DIV/0!	9.5%

Waterlink, Inc. Specialty Products Division

Consolidating Statement of Operations

Twelve Months Ended September 30, 2003

	Barnebey Sutcliffe	1,6034492 Sutcliffe Speakman	1,6034492 Holding Company	Eliminations	Consolidated
Net sales	$47,910,669	$19,368,509	$—	$(421,221)	$66,857,957
Cost of goods sold	37,272,637	14,553,383	—	(421,221)	51,404,799

Gross profit	10,638,032	4,815,126	—	—	15,453,158
Selling, general and admin. expense	5,921,513	2,940,634	19,867		8,882,014
US pension adjustment	—	—	—		—
Amortization	—	—	553,607		553,607

	5,921,513	2,940,634	573,474	—	9,435,621

Operating income	4,716,519	1,874,491	(573,474)	—	6,017,537
Other income (expense):
Interest expenses	(573)	(43,668)	—		(44,241)
Intercompany Interest expenses	(2,395,571)	—	(788,867)		(3,184,438)
Interest Income	—	—	—		—
Intercompany management fee	(900,000)	—	—		(900,000)
Other Items, net	3,239	—	—		3,239

	(3,292,905)	(43,668)	(788,867)	—	(4,125,440)

Income before taxes	1,423,614	1,830,823	(1,362,340)	—	1,892,097
Income taxes	105,253	306,628	—		411,881

Income from continuing operations	1,318,361	1,524,196	(1,362,340)	—	1,480,216
Cumulative effect-goodwill impairment	(14,000,000)	(6,500,000)			(20,500,000)

Net income (loss)	$(12,681,639)	$(4,975,804)	$(1,362,340)	$—	$(19,019,784)

EBITDA	$5,317,055	$2,218,087	$(19,867)	$—	$7,515,275
Key Ratios:
Gross margin	22.2%	24.9%	0.0%	#REFI	23.1%
SG&A expense to sales	12.4%	15.2%	-4.7%	#REFI	13.3%
Operating margin	9.8%	9.7%	136.1%	#REFI	9.0%
EBITDA margin	11.1%	11.5%	4.7%	#REFI	11.2%

Waterlink, Inc. -Corporate Office

Consolidating Statement of Operations

Twelve Months Ended September 30, 2003

	Management	Holdings	Other Adjustments	Eliminations	Consolidated
Net sales	$—	$—			$—
Cost of goods sold	—	—			—

Gross profit	—	—	—	—	—
Selling, general and admin. expense	1,153,970	—			1,153,970
US pension adjustment	—	—			—
Amortization	—	—			—

	1,153,970	—	—	—	1,153,970

Operating Income	(1,153,970)	—	—	—	(1,153,970)
Other Income (expense):
Interest expense	(2,457,108)	—			(2,457,108)
Intercompany Interest expense	3,178,040	—			3,178,040
Interest Income	178	—			178
Intercompany management fee	900,000	—			900,000
Other items, net	(1,316,635)	—			(1,316,635)

	304,475	—	—	—	304,475

Income before taxes	(849,495)	—	—	—	(849,495)
Income taxes	13,002	—			13,002

Income from continuing operations	(862,497)	—	—	—	(862,497)
Cumulative affect-goodwill impairment	—	—	—	—	—

Net income (loss)	$(862,497)	$—	$—	$—	$(862,497)

EBITDA	$(1,148,618)	$—			$(1,148,618)
Key Ratios:
Gross margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
SG&A expense to sales	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
Operating margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
EBITDA margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

Waterlink, Inc. and Subsidiaries

Consolidating Statement of Operations

Quarter to Date September 30, 2003

	Specialty Products	Corporate	Other Adjustments	Eliminations	Consolidated
Net sales	$18,720,868	$—	$—	$—	$18,720,868
Cost of goods sold	14,028,618	—	—	—	14,028,618

Gross profit	4,692,250	—	—	—	4,692,250
Selling, general and admin. expense	2,227,666	226,525	—	—	2,454,191
US pension adjustment	—	—	—	—	—
Amortization	395,261	—	—	—	395,261

	2,622,927	226,525	—	—	2,849,452

Operating Income	2,069,324	(226,525)	—	—	1,842,799
Other income (expense):
Interest expense	(17,338)	(1,142)	—	(1,491)	(19,971)
Intercompany interest expense	(777,617)	776,126	—	1,491	0
Interest income	—	—	—	—	—
Intercompany management fee	(225,000)	225,000	—	—	—
Other items, net	206	(1,084,620)	—	—	(1,084,414)

	(1,019,748)	(84,636)	—	—	(1,104,384)

Income before taxes	1,049,575	(311,161)	—	—	738,414
Income taxes	164,926	13,002	—	—	177,928

Income from continuing operations	884,650	(324,163)	—	—	560,487
Cumulative effect-goodwill impairment	—	—			—

Net Income (loss)	$884,650	$(324,163)	$—	$—	$560,487

EBITDA	$2,750,945	$(222,885)	$—	$—	$2,528,080
Key Ratios:
Gross margin	25.1%	#DIV/0!	#DIV/0!	#DIV/0!	25.1%
SG&A expense to sales	11.9%	#DIV/0!	#DIV/0!	#DIV/0!	13.1%
Operating margin	11.1%	#DIV/0!	#DIV/0!	#DIV/0!	9.8%
EBITDA margin	14.7%	#DIV/0!	#DIV/0!	#DIV/0!	13.5%

Waterlink, Inc.-Specialty Products Division

Consolidating Statement of Operations

Quarter to Date September 30, 2003

	Barnebey Sutcliffe	Sutcliffe Speakman	Holding Company	Eliminations	Consolidated
Net sales	$13,509,149	$5,293,636	$—	$(81,917)	$18,720,888
Cost of goods sold	10,119,918	3,990,616	—	(81,917)	14,028,618

Gross profit	3,389,231	1,303,019	—	—	4,692,250
Selling, general and admin. expense	1,443,299	769,394	14,972	—	2,227,666
US pension adjustment	—	—	—	—	—
Amortization	—	—	395,261	—	395,261

	1,443,299	769,394	410,233	—	2,622,927

Operating income	1,945,932	533,625	(410,233)	—	2,069,324
Other income (expense):
Interest expense	485	(17,823)	—	—	(17,338)
Intercompany interest expense	(585,689)	—	(191,928)	—	(777,617)
Interest income	—	—	—	—	—
Intercompany management fee	(225,000)	—	—	—	(225,000)
Other items, net	206	—	—	—	206

	(809,998)	(17,823)	(191,928)	—	(1,019,748)

Income before taxes	1,135,934	515,802	(602,161)	—	1,049,575
Income taxes	72,253	92,673	—	—	164,926

Income from continuing operations	1,063,681	423,130	(602,161)	—	884,650
Cumulative effect-goodwill impairment	—	—	—	—	—

Net income (loss)	$1,063,681	$423,130	$(602,161)	$—	$884,650

EBITDA	$2,143,718	$622,200	$(14,972)	$—	2,750,945
Key Ratio:
Gross margin	25.1%	24.6%	0.0%	#REF!	25.1%
SG&A expense to sales	10.7%	14.5%	-18.3%	#REF!	11.9%
Operating margin	14.4%	10.1%	500.8%	#REF!	11.1%
EBITDA margin	15.9%	11.8%	18.3%	#REF!	14.7%

Waterlink, Inc.-Corporate Office

Consolidating Statement of Operations

Quarter to Date September 30, 2003

	Management	Holdings	Other Adjustments	Eliminations	Consolidated
Net sales	$—	$—	$—	$—	$—
Cost of goods sold	—	—	—	—	—

Gross profit	—	—	—	—	—
Selling, general and admin. expense	226,525	—	—	—	226,525
US pension adjustment	—	—	—	—	—
Amortization	—	—	—	—	—

	226,525	—	—	—	226,525

Operating income	(226,525)	—	—	—	(226,525)
Other income (expense):
Interest expense	(1,142)	—	—	—	(1,142)
Intercompany interest expense	776,126	—	—	—	776,126
Interest income	—	—	—	—	—
Intercompany management fee	225,000	—	—	—	225,000
Other items, net	(1,084,620)	—	—	—	(1,084,620)

	(84,636)	—	—	—	(84,636)

Income before taxes	(311,161)	—	—	—	(311,161)
Income taxes	13,002	—	—	—	13,002

Income from continuing operations	(324,163)	—	—	—	(324,163)
Cumulative effect-goodwill impairment	—	—	—	—	—

Net income (loss)	$(324,163)	$—	$—	$—	$(324,163)

EBITDA	$(222,865)	$—	$—	$—	$(222,865)
Key Ratios:
Gross margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
SG&A expense to sales	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
Operating margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
EBITDA margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

Waterlink, Inc. and Subsidiaries

Consolidating Statement of Operations

Month Ended September 30, 2003

	Speciality Products	Corporate	Other Adjustments	Eliminations	Consolidated
Net sales	$7,080,712	$—	$—	$—	$7,080,712
Cost of goods sold	5,135,029	—	—	—	5,135,029

Gross profit	1,945,683	—	—	—	1,945,683
Selling, general and admin. expense	714,589	91,072	—	—	805,661
US. pension adjustment	—	—	—	—	—
Amortization	360,175	—	—	—	360,175

	1,074,786	91,072	—	—	1,165,836

Operating income	870,919	(91,072)	—	—	779,847
Other income (expense):
Interest expense	(13,152)	(414)	—	(1,807)	(15,373)
Intercompany interest expense	(387,473)	385,667	—	1,807	1
Interest income	—	—	—	—	—
Intercompany management fee	(75,000)	75,000	—	—	—
Other items, net	—	(390,827)	—	—	(390,827)

	(475,626)	69,426	—	—	(406,200)

Income before taxes	395,293	(21,646)	—	—	373,647
Income taxes	81,879	13,002	—	—	94,881

Income from continuing operations	313,414	(34,648)	—	—	278,766
Cumulative effect-goodwill impairment	—	—			—

Net income (loss)	$313,414	$(34,648)	$—	$—	$278,766

EBITDA	$1,368,477	$(87,788)	$—	$—	$1,280,689
Key Ratios:
Gross margin	27.5%	#DIV/0!	#DIV/0!	#DIV/0!	27.5%
SG&A expense to sales	10.1%	#DIV/0!	#DIV/0!	#DIV/0!	11.4%
Operating margin	12.3%	#DIV/0!	#DIV/0!	#DIV/0!	11.0%
EBITDA margin	19.3%	#DIV/0!	#DIV/0!	#DIV/0!	18.1%

Waterlink, Inc. Speciality Products Division

Consolidating Statement of Opoerations

Month Ended September 30, 2003

	Barnebey Sutcliffe	Sutcliffe Speakman	Holding Company	Eliminations	Consolidated
Net sales	$5,147,658	$1,950,419	$—	$(17,365)	$7,080,712
Cost of goods sold	3,729,203	1,423,191	—	(17,365)	5,135,029

Gross profit	1,418,455	527,228	—	—	1,945,683
Selling, general and admin. expense	431,507	268,267	14,815	—	714,589
US pension adjustment	—	—	—	—	—
Amortization	—	—	360,175	—	360,175

	431,507	268,267	374,990	—	1,074,764

Operating income	986,948	258,961	(374,990)	—	870,919
Other income (expense):
Interest expense	—	(13,152)	—	—	(13,152)
Intercompany interest expense	(195,229)	—	(192,244)	—	(387,473)
Interest income	—	—	—	—	—
Intercompany management fee	(75,000)	—	—	—	(75,000)
Other items, net	—	—	—	—	—

	(270,229)	(13,152)	(192,244)	—	(475,626)

Income before taxes	716,719	245,808	(567,234)	—	395,293
Income taxes	70,253	11,626	—	—	81,879

Income from continuing operations	646,466	234,182	(567,234)	—	313,414
Cumulative effect-goodwill impairment	—	—	—	—	—

Net income (loss)	$646,466	$234,182	$(567,234)	$—	$313,414

EBITDA	$1,095,234	$288,059	$(14,815)	$—	$1,368,477
Key Ratios
Gross margin	27.6%	27.0%	0.0%	#REF!	27.5%
SG&A expense to sales	8.4%	13.8%	-85.3%	#REF!	10.1%
Operating margin	19.2%	13.3%	2159.4%	#REF!	12.3%
EBITDA margin	21.3%	14.8%	85.3%	#REF!	19.3%

Waterlink, Inc. -Corporate Office

Consolidating Statement of Operations

Month Ended September 30, 2003

	Management	Holdings	Other Adjustments	Eliminations	Consolidated
Net sales	$—	$—	$—	$—	$—
Cost of goods sold	—	—	—	—	—

Gross profit	—	—	—	—	—
Selling, general and admin. expense	91,072	—	—	—	91,072
US pension adjustment	—	—	—	—	—
Amortization	—	—	—	—	—

	91,072	—	—	—	91,072

Operating income	(91,072)	—	—	—	(91,072)
Other income (expense):
Interest expense	(414)	—	—	—	(414)
Intercompany interest expense	385,667	—	—	—	385,667
Interest income	—	—	—	—	—
Intercompany management fee	75,000	—	—	—	75,000
Other items, net	(390,827)	—	—	—	(390,827)

	69,426	—	—	—	69,426

Income before taxes	(21,646)	—	—	—	(21,646)
Income taxes	13,002	—	—	—	13,002

Income from continuing operations	(34,648)	—	—	—	(34,648)
Cumulative effect-goodwill impairment	—	—	—	—	—

Net Income (loss)	$(34,648)	$—	$—	$—	$(34,648)

EBITDA	$(87,788)	$—	$—	$—	$(87,788)
Key Ratios:
Gross margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
SG&A expense to sales	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
Operating margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!
EBITDA margin	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!	#DIV/0!

Waterlink, Inc. and Subsidiaries

Consolidating Statement of Cash Flows

Twelve Months Ended September 30, 2003

YTD exchange rate	Barnebey Sutcliffe	1,60345 Sutcliffe Speakman	1,60345 UK Holding Company	Waterlink Management	Waterlink Holdings	Eliminations & Other	Total
Operating Activities
Income (loss) from continuing operations	$1,318,361	$1,524,196	$(1,362,340)	$(862,497)	$—	$—	$617,719
Adjustments to reconcile income (loss) to cash provided (used) by operating activities:
Depreciation and amortization	600,536	2,309,841	(1,412,639)	287,843	—		1,785,581
Deferred income taxes	(318,654)	306,629	—	331,656	—		319,631
Other	—	—	—	—	—		—
Changes in working capital:
Accounts receivable	(1,268,843)	(444,420)	—	—	—		(1,713,263)
Intercompany receivables	1,980	(4,139,689)	—	—	—	4,137,709	—
Inventories	580,029	450,419	—	—	—		1,030,448
Costs in excess of billings	465,142	176,389	—	—	—		641,531
Prepaids and other assets	(246,814)	(21,530)	(561)	(205,603)	—		(474,508)
Accounts payable	735,304	(1,195,493)	—	(22,471)	—		(482,660)
Intercompany payables	169,982	(3,901)	3,981,759	—	(54)	(4,147,786)	—
Accrued expenses	74,664	(495,920)	(1,122)	(7,726)	—		(430,104)
Billings in excess of cost	555,241	47,055	—	—	—		602,296
Accrued income taxes	16,931	38,427	—	—	—		55,358

Net cash provided (used) by operating activities	2,683,859	(1,447,998)	1,205,096	(478,798)	(54)	(10,077)	1,952,029
Investing Activities
Purchases of equipment, net	(744,261)	(470,179)	—	—	—		(1,214,440)
Sale of businesses, net	—	—	—	250,000	—		250,000

Net cash provided (used) by investing activities	(744,261)	(470,179)	—	250,000	—	—	(964,440)
Financing Activities
Proceeds from long-term borrowings	—	906,415	—	—	—		906,415
Payments on long-term borrowings	—	—	—	(1,743,210)	—		(1,743,210)
Intercompany long-term borrowings	(79,237)	—	(1,219,110)	1,287,702	—	10,645	—
Proceeds from sale of common stock	—	—	—	(81,821)	54	81,821	54

Net cash provided (used) by financing activities	(79,237)	906,415	(1,219,110)	(537,329)	54	92,466	(836,741)
Cash flows from discontinued operations	—	—	—			(81,821)	(81,821)
Effect of exchange rate changes on cash	—	69,169	(1,168)	—	—	(569)	67,432

Increase (decrease) in cash	1,860,361	(942,593)	(15,182)	(766,127)	—	—	136,459
Cash at beginning of period	(20,295)	1,786,288	(11,151)	775,046	—	—	2,529,888

Cash at end of period	$1,840,066	$843,695	$(26,333)	$8,919	$—	$—	$2,666,347

	ok	(0)	(0)	ok	ok		(0)

Waterlink, Inc. and Subsidiaries

Consolidating Statement of Cash Flows

Quarter to Date September 30, 2003

	Barnebey Sutcliffe	Sutcliffe Carbons	UK Holding Company	Waterlink Management	Waterlink Holdings	Eliminations & Other	Total
Operating Activities
Income (loss) from continuing operations	$1,063,681	$581,476	$(760,507)	$(324,163)	$—	$—	$560,487
Adjustments to reconcile income (loss) to cash provided (used) by operating activities:
Depreciation and amortization	197,786	2,054,820	(1,412,639)	54,289	—	—	894,256
Deferred income taxes	(318,654)	92,673	—	331,656	—	—	105,675
Other	—	—	—	—	—	—	—
Changes in working capital:	—	—	—	—	—	—
Accounts receivable	106,832	(533,902)	—	—	—	—	(427,070)
Intercompany receivables	15,257	(2,135,327)	—	—	—	2,120,070	—
Inventories	(468,395)	401,433	—	—	—	—	(66,962)
Costs in excess of billings	(543,524)	178,016	—	—	—	—	(365,508)
Prepaids and other assets	(357,747)	(185,177)	(561)	535,033	—	—	(8,452)
Accounts payable	734,106	56,931	—	11,257	—	—	802,294
Intercompany payables	153,900	(14,864)	1,987,206	—	—	(2,126,242)	—
Accrued expenses	175,079	(416,047)	9,962	194,658	—	—	(36,349)
Billings in excess of cost	(391,682)	4,416	—	—	—	—	(387,266)
Accrued income taxes	62,565	(1,817)	—	—	—	—	60,748

Net cash provided (used) by operating activities	429,204	82,631	(176,539)	802,730	—	(6,172)	1,131,854
Investing Activities
Purchases of equipment, net	(30,798)	(227,538)	—	—	—	—	(258,336)
Sale of businesses, net	—	—	—	—	—	—	—

Net cash provided (used) by investing activities	(30,798)	(227,538)	—	—	—	—	(258,336)
Financing Activities
Proceeds from long-term borrowings	—	68,000	—	—	—	—	68,000
Payments on long-term borrowings	—	—	—	—	—	—	—
Intercompany long-term borrowings	620,741	—	170,986	(795,180)	—	3,453	—
Proceeds from sale of common stock	—	—	—	(972)	—	972	—

Net cash provided (used) by financing activities	620,741	68,000	170,986	(796,152)	—	4,425	68,000
Cash flows from discontinued operations	—	—	—	—	—	(972)	(972)
Effect of exchange rate changes on cash	—	2,936	(253)	—	—	2,719	5,402

Increase (decrease) in cash	1,019,147	(73,971)	(5,806)	6,578	—	(0)	945,948
Cash at beginning of period	820,919	917,666	(20,527)	2,341	—	—	1,720,399

Cash at end of period	$1,840,066	$843,695	$(26,333)	$8,919	$—	$(0)	$2,666,347

	ok	(0)	(0)	ok	ok	0	ok

Waterlink, Inc. and Subsidiaries

Consolidating Statement of Cash Flows

Month Ended September 30, 2003

	Barnebay Sutcliffe	Sutcliffe Speakman	UK Holding Company	Waterlink Management	Waterlink Holdings	Eliminations & Other	Total
Operating Activities
Income (loss) from continuing operations	$646,466	$427,614	$(760,666)	$(34,648)	$—	$—	$278,766
Adjustments to reconcile Income (loss) to cash provided (used) by operating activities:
Depreciation and amortization	108,286	1,995,343	(1,412,639)	20,160	—	—	711,150
Deferred income taxes	(318,654)	11,626	—	331,656	—	—	24,628
Other	—	—	—	—	—	—	—
Change in working capital:
Accounts receivable	368,569	(550,574)	—	—	—	—	(182,005)
Intercompany receivables	(985)	(2,104,432)	—	363,333	—	1,742,084	—
Inventories	83,837	266,577	—	—	—	—	350,414
Costs in excess of billings	(644,874)	319,362	—	—	—	—	(325,512)
Prepaids and other assets	(346,871)	(169,409)	(2)	(53,277)	—	—	(569,559)
Accounts payable	825,371	635,883	—	8,545	—	—	1,469,799
Intercompany payables	(235,240)	(12)	1,988,264	—	—	(1,753,012)	—
Accrued expenses	(444,874)	(511,367)	13,153	169,511	—	—	(773,577)
Billings in excess of cost	(572,591)	717	—	—	—	—	(571,874)
Accrued income taxes	60,625	(2,752)	—	—	—	—	57,873

Net cash provided (used) by operating activities	(470,935)	318,577	(171,889)	805,280	—	(10,928)	470,105
Investing Activities
Purchases of equipment, net	—	(67,165)	—	—	—	—	(67,165)
Sale of businesses, net	—	—	—	—	—	—	—

Net cash provided (used) by Investing activities	—	(67,165)	—	—	—	—	(67,165)
Financing Activities
Proceeds from long-term borrowings	—	(206,859)	—	—	—	—	(206,859)
Payments on long-term borrowings	—	—	—	—	—	—	—
Intercompany long-term borrowings	620,741	—	170,249	(803,179)	—	12,189	—
Proceeds from sale of common stock	—	—	—	(972)	—	972	—

Net cash provided (used) by financing activities	620,741	(206,859)	170,249	(804,151)	—	13,161	(206,859)
Cash flows from discontinued operations	—	—	—	—	—	(972)	(972)
Effect of exchange rate changes on cash	—	44,462	(1,249)	—	—	(1,261)	41,952

Increase (decrease) in cash	149,806	89,016	(2,890)	1,129	—	—	237,061
Cash at beginning of period	1,690,260	754,679	(23,443)	7,790	—	—	2,429,286

Cash at end of period	$1,840,066	$843,695	$(26,333)	$8,919	$—	$—	$2,666,347

	ok	(0)	(0)	ok	ok	ok	ok

Waterlink, Inc. and Subsidiaries

Consolidating Statement of Cash Flows

Prior Month Year to Date

YTD exchange rate	Barnebay Sutcliffe	Sutcliffe Speakman	UK Holding Company	Waterlink Management	Waterlink Holdings	Eliminations & Other	Total
Operating Activities
Income (loss) from continuing operations	$671,895	$1,096,581	$(601,674)	$(827,849)	$—	$—	$338,954
Adjustments to reconcile income (loss) to cash provided (used) by operating activities:
Depreciation and amortization	492,250	314,498	—	267,683	—		1,074,431
Deferred income taxes	—	295,003	—	—	—		295,003
Other	—	—	—	—	—		—
Changes in working captial:					—
Accounts receivable	(1,637,412)	106,154	—	—	—		(1,531,258)
Intercompany receivables	2,965	(2,035,257)	—	(363,333)	—	2,395,625	—
Inventories	496,192	183,842	—	—	—		680,034
Costs in excess of billings	1,110,016	(142,973)	—	—	—		967,043
Prepaids and other assets	100,057	147,879	(560)	(152,326)	—		95,051
Accounts payable	(90,067)	(1,831,377)	—	(31,016)	—		(1,952,460)
Intercompany payables	405,222	(3,889)	1,993,495	—	(54)	(2,394,773)	—
Accrued expenses	519,538	15,447	(14,276)	(177,237)	—		343,473
Billings in excess of cost	1,127,832	46,337	—	—	—		1,174,169
Accrued income taxes	(43,694)	41,179	—	—	—		(2,515)

Net cash provided (used) by operating activities	3,154,794	(1,766,575)	1,376,986	(1,284,078)	(54)	852	1,481,924
Investing Activities
Purchases of equipment, net	(744,261)	(403,015)	—	—	—		(1,147,276)
Sale of businesses, net	—	—	—	250,000	—		250,000

Net cash provided (used) by investing activities	(744,261)	(403,015)	—	250,000	—	—	(897,276)
Financing Activities
Proceeds from long-term borrowings	—	1,113,274	—	—	—		1,113,274
Payments on long-term borrowings	—	—	—	(1,743,210)	—		(1,743,210)
Intercompany long-term borrowings	(699,978)	—	(1,389,359)	2,090,881	—	(1,544)	—
Proceeds from sale of common stock	—	—	—	(80,849)	54	80,849	54

Net cash provided (used) by financing activities	(699,978)	1,113,274	(1,389,359)	266,822	54	79,305	(629,882)
Cash flows from discontinued operations	—	—	—			(80,849)	(80,849)
Effect of exchange rate changes on cash	—	24,707	81	—	—	692	25,480

Increase (decrease) in cash	1,710,555	(1,031,609)	(12,292)	(767,256)	—	—	(100,602)
Cash at beginning of period	(20,295)	1,786,288	(11,151)	775,046	—	—	2,529,888

Cash at end of period	$1,690,260	$754,679	$(23,443)	7,790	$—	$—	$2,429,286

Waterlink, Inc. and Subsidiaries

Consolidating Statement of Cash Flows

Prior Quarter Year to Date

YTD exchange rate	Barnebey Sutcliffe	Sutcliffe Speakman	UK Holding Company	Waterlink Management	Waterlink Holdings	Eliminations & Other	Total
Operating Activities
Income (loss) from continuing operations	$254,680	$942,720	$(601,833)	$(538,334)	$—	$—	$57,232
Adjustments to reconcile income (loss) to cash provided (used) by operating activities:
Depreciation and amortization	402,750	255,021	—	233,554	—		891,325
Deferred income taxes	—	213,956	—	—	—		213,956
Other	—	—		—	—		—
Changes in working captial:
Accounts receivable	(1,375,675)	89,482	—	—	—		(1,286,193)
Intercompany receivables	(13,277)	(2,004,362)	—	—	—	2,017,639	—
Inventories	1,048,424	48,985	—	—	—		1,097,409
Costs in excess of billings	1,008,666	(1,627)	—	—	—		1,007,039
Prepaids and other assets	110,933	163,647	—	(740,636)	—		(466,056)
Accounts payable	1,198	(1,252,424)	—	(33,728)	—		(1,284,954)
Intercompany payables	16,082	10,963	1,994,553	—	(54)	(2,021,543)	—
Accrued expenses	(100,415)	(79,872)	(11,084)	(202,384)	—		(393,755)
Billings in excess of cost	946,923	42,638	—	—	—		989,561
Accrued Income taxes	(45,634)	40,244	—	—	—		(5,390)

Net cash provided (used) by operating activities	2,254,655	(1,530,629)	1,381,635	(1,281,528)	(54)	(3,904)	820,174
Investing Activities
Purchases of equipment, net	(713,463)	(242,641)	—	—	—		(956,104)
Sale of businesses, net	—	—	—	250,000	—		250,000

Net cash provided (used) by investing activities	(713,463)	(242,641)	—	250,000	—	—	(706,104)
Financing Activities
Proceeds from long-term borrowings	—	838,416	—	—	—		838,416
Payments on long-term borrowings	—	—	—	(1,743,210)	—		(1,743,210)
Intercompany long-term borrowings	(699,978)	—	(1,390,096)	2,082,882	—	7,192	—
Proceeds from sale of common stock	—	—	—	(80,849)	54	80,849	54

Net cash provided (used) by financing activities	(699,978)	838,416	(1,390,096)	258,823	54	88,041	(904,740)
Cash flows from discontinued operations	—	—	—			(80,849)	(80,849)
Effect of exchange rate changes on cash	—	66,233	(915)	—	—	(3,288)	62,030

Increase (decrease) in cash	841,214	(868,622)	(9,376)	(772,705)	—	—	(809,489)
Cash at beginning of period	(20,295)	1,786,288	(11,151)	775,046	—	—	2,529,888

Cash at end of period	$820,919	$917,666	$(20,527)	$2,341	$—	$—	$1,720,399

Balance Sheet Disclosures and Details

Waterlink, Inc.

September 30, 2003

	A/R Allowance	A/A Goodwill		Headcount
Allowances
Barnebey Sutcliffe	261,176	15,795,939		175
Sutcliffe Speakman	33,230	8,069,188		68
UK Holdings	—	—		—

Specialty Products Total	294,406	23,865,127		243
Waterlink Management	—	—		1

Consolidated	294,406	23,865,127		244

	Raw Mat’_s $ Supplies	Work in Process	Finished Goods	Total
Inventory Detail
Barnebey Sutcliffe	2,917,482	1,560,702	3,348,810	7,826,994
Sutcliffe Speakman	1,078,031	172,063	529,512	1,779,605
UK Holdings	—	—	—	—

Specialty Products Total	3,995,513	1,732,765	3,878,322	9,606,599
Waterlink Management	—	—	—	—

Consolidated	3,995,513	1,732,765	3,878,322	9,606,599

				ok

	Land, Bldgs. & Improve	Machinery & Equip.	Office Equipment	Total
Fixed Asset Detail
Barnebey Sutcliffe	1,226,258	4,500,690	356,195	6,083,143
Sutcliffe Speakman	884,847	2,867,730	473,469	4,226,046
UK Holdings	—	—	—	—

Specialty Products Total	2,111,105	7,368,420	829,664	10,309,189
Waterlink Management	—	—	12,532	12,532

Consolidated	2,111,105	7,368,420	842,196	10,321,721

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	Barnebey Sutcliffe	Sutcliffe Speakman	Total
Contract Billing Status
Contract costs incurred	8,215,539	5,432,456	13,647,995
Estimated profits	3,075,267	2,544,740	5,620,007

Contract revenue earned	11,290,806	7,977,196	19,268,002
Less billings	11,250,278	7,689,488	18,939,766

Net position	40,528	287,708	328,236

Costs in excess of billings	784,840	382,377	1,167,217
Billings in excess of costs	(744,312)	(94,668)	(838,980)

Net position	40,528	287,709	328,237

	(0)	(1)	(1)

Year-to-Date Backlog Progression

Waterlink, Inc.

September 30, 2003

	Barnebey Sutcliffe	Sutcliffe Speakman	Total
Total Backlog
Beginning of year backlog	$12,851,533	$2,364,860	$15,216,393
Current bookings/change orders	45,920,168	18,602,982	64,523,150
Currency and other adjustments	—	131,098	131,098
Revenue earned on backlog	47,847,492	19,010,465	66,857,957

Ending backlog	$10,924,209	$2,088,475	$13,012,684

Gross profit in backlog	$2,216,658	$538,301	$2,754,959

Margin in backlog	20.3%	25.8%	21.2%

	Barnebey Sutcliffe	Sutcliffe Speakman	Total
Recurring Revenue
Beginning of year backlog	$10,778,533	$2,210,071	$12,988,604
Current bookings/change orders	40,715,083	16,773,974	57,489,057
Currency and other adjustments	—	236,495	236,495
Revenue earned on backlog	43,815,317	17,334,341	61,149,658

Ending backlog	$7,678,299	$1,886,199	$9,564,498

Gross profit in backlog	$1,497,268	$471,550	$1,968,818

Margin in backlog	19.5%	25.0%	$20.6%

	Barnebey Sutcliffe	Sutcliffe Speakman	Total
Systems and Equipment
Beginning of year backlog	$2,073,000	$154,789	$2,227,789
Current bookings/change orders	5,205,085	1,829,008	7,034,093
Currency and other adjustments	—	(105,398)	(105,398)
Revenue earned on backlog	4,032,175	1,676,124	5,708,299

Ending backlog	$3,245,910	$202,276	$3,448,186

Gross profit in backlog	$719,390	$66,751	$786,141

Margin in backlog	22.2%	33.0%	22.8%

Quarter-to-Date Backlog Progression

Waterlink, Inc.

September 30, 2003

	Barnebay sutcliffe	Sutcliffe Speakman	Total
Total Backlog
Beginning of quarter backlog	$13,929,975	$2,364,712	$16,294,687
Current bookings/change orders	10,502,906	4,957,060	15,459,966
Currency and other adjustments	—	(21,100)	(21,100)
Revenue earned on backlog	13,508,672	5,212,196	18,720,868

Ending backlog	$10,924,209	$2,088,476	$13,012,685

Gross profit in backlog	$2,216,658	$538,301	$2,754,959

Margin in backlog	20.3%	25.8%	21.2%

	Barnebay sutcliffe	Sutcliffe Speakman	Total
Recurring Revenue
Beginning of quarter backlog	$10,457,856	$1,596,833	$12,054,689
Current bookings/change orders	9,433,506	4,720,405	14,153,911
Currency and other adjustments	—	231,658	231,658
Revenue earned on backlog	12,213,063	4,662,696	16,875,759

Ending backlog	$7,678,299	$1,886,200	$9,564,499

Gross profit in backlog	$1,497,268	$471,550	$1,968,818

Margin in backlog	19.5%	25.0%	$20.6%

	Barnebay sutcliffe	Sutcliffe Speakman	Total
Systems and Equipment
Beginning of year backlog	$3,472,119	$767,879	$4,239,998
Current bookings/change orders	1,069,400	236,655	1,306,055
Currency and other adjustments	—	(252,759)	(252,759)
Revenue earned on backlog	1,295,609	549,500	1,845,109

Ending backlog	$3,245,910	$202,276	$3,448,186

Gross profit in backlog	$719,390	$66,751	$786,141

Margin in backlog	22.2%	33.0%	22.8%

Previous Quarter’s YTD Backlog Progression

Waterlink, Inc.

September 30, 2003

	Barnebay sutcliffe	Sutcliffe Speakman	Total
Total Backlog
Beginning of year backlog	$12,851,533	$2,364,860	$15,216,393
Current bookings/change orders	35,417,262	13,645,922	49,063,184
Currency and other adjustments	—	152,198	152,198
Revenue earned on backlog	34,338,820	13,798,269	48,137,089

Ending backlog	$13,929,975	$2,364,711	$16,294,686

Gross profit in backlog	$—	$—	$—

Margin in backlog	0.0%	0.0%	0.0%

	Barnebay sutcliffe	Sutcliffe Speakman	Total
Recurring Revenue
Beginning of year backlog	$10,778,533	$2,210,071	$12,988,604
Current bookings/change orders	31,281,577	12,053,569	43,335,146
Currency and other adjustments	—	4,837	4,837
Revenue earned on backlog	31,602,254	12,671,645	44,273,899

Ending backlog	$10,457,856	$1,596,832	$12,054,688

Gross profit in backlog	$—	$—	$—

Margin in backlog	0.0%	0.0%	0.0%

	Barnebay sutcliffe	Sutcliffe Speakman	Total
Systems and Equipment
Beginning of year backlog	$2,073,000	$154,789	$2,227,789
Current bookings/change orders	4,135,685	1,592,353	5,728,038
Currency and other adjustments	—	147,361	147,361
Revenue earned on backlog	2,736,566	1,126,624	3,863,190

Ending backlog	$3,472,119	$767,879	$4,239,998

Gross profit in backlog			$—

Margin in backlog	0.0%	0.0%	0.0%

Geographic Sales Breakdown

Waterlink, Inc.

Twelve Months Ended September 30, 2003

	Industrial Sales	%	Municipal Sales	%	Total Sales	%
United States	$39,794,931	61.8%	$2,449,315	100.0%	$42,244,246	63.2%
Canada	3,830,935	5.9%	—	0.0%	3,830,935	5.7%
Europe	15,165,119	23.5%	—	0.0%	15,165,119	22.7%
Latin America	674,140	1.0%	—	0.0%	674,140	1.0%
Asia Pacific	3,810,600	5.9%	—	0.0%	3,810,600	5.7%
Middle East	1,132,916	1.8%	—	0.0%	1,132,916	1.7%
Other Regions	—	0.0%	—	0.0%	—	0.0%

	$64,408,642	100.0%	$2,449,315	100.0%	$66,857,957	100.0%

	96.3%		3.7%		100.0%

Budget Variance Summary

Waterlink, Inc.

September 30, 2003

	Month Ended September 30, 2003			Twelve Months Ended September 30, 2003
	Actual	Plan	Variance	Actual	Plan	Variance
Sales:
Barnebay Sutcliffe	5,147,658	4,870,000	277,668	47,910,669	51,000,000	(3,089,331)
Sutcliffe Speakman	1,950,419	1,512,000	438,419	19,368,509	18,400,000	968,509
Corporate/E____	(17,365)	—	(17,365)	(421,221)	—	(421,221)

Total	7,080,712	6,382,000	698,712	66,857,957	69,400,000	(2,542,043)

Gross profit:
Barnebay Sutcliffe	1,418,455	1,196,000	222,455	10,638,032	11,460,000	(821,968)
Sutcliffe Speakman	527,228	330,000	197,228	4,815,126	4,208,000	607,126
Corporate/E____	—	—	—	—	—	—

Total	1,945,683	1,526,000	419,683	15,453,158	15,668,000	(214,842)

SG&A expense:
Barnebay Sutcliffe	431,507	530,000	98,493	5,921,513	6,360,000	438,487
Sutcliffe Speakman	643,257	245,000	(398,257)	3,514,108	2,908,000	(606,108)
Corporate	91,072	85,000	(6,072)	1,153,970	900,000	(253,970)

Total	1,165,836	860,000	(306,836)	10,589,591	10,168,000	(421,591)

Operating Income:
Barnebay Sutcliffe	986,948	666,000	320,948	4,716,519	5,100,000	(383,481)
Sutcliffe Speakman	(116,029)	85,000	(201,029)	1,301,018	1,300,000	1,018
Corporate	(91,072)	(85,000)	(6,072)	(1,153,970)	(900,000)	(253,970)

Total	779,847	666,000	113,847	4,863,567	5,500,000	(636,433)
Interest expense	(15,373)	(288,000)	272,627	(2,507,747)	(3,512,000)	1,004,253
Other items	(390,827)	(15,000)	(375,827)	(1,313,218)	(180,000)	(1,133,218)

Income before taxes	373,647	363,000	10,647	1,042,602	1,808,000	(765,398)
Income taxes	94,881	62,000	(32,881)	424,883	361,000	(63,883)

Net income	278,766	301,000	(22,234)	617,719	1,447,000	(829,281)

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	Month Ended September 30, 2003			Twelve Months Ended September 30, 2003
	Actual	Plan	Variance	Actual	Plan	Variance
EBITDA:
Barnebay Sutcliffe	1,095,234	717,000	378,234	5,317,055	5,676,000	(358,945)
Sutcliffe Speakman	273,243	117,000	156,243	2,198,220	1,660,000	538,220
Corporate	(87,788)	(86,000)	(1,788)	(1,148,618)	(900,000)	(248,618)

Total	1,280,689	748,000	532,689	6,366,657	6,436,000	(69,343)

	ok	ok		ok	ok

Schedule 6.7

Real Property

The real property described on the attached Exhibit A to Schedule 6.7.

EXHIBIT “A”

PARCEL ONE - TRACT ONE

Situated in the State of Ohio, County of Franklin, City of Columbus, being located in Quarter Township 3, Township 1, Range 17, United States Military Lands and being those tracts of land conveyed to Barnaby & Sutcliffe Corp. (formerly Barnaby Cheney Co.) by deeds of record in Deed Book 2247, Page 380, Deed Book 1852, Page 582, Deed Book 1852, Page 586, Deed Book 1853, Page 282, Deed Book 1852, Page 579, Deed Book, 1852, Page 580, Deed Book 1852, Page 597, Deed Book 2387, Page 201 and Deed Book 2479, Page 116, all references being to records in the Recorder’s Office, Franklin County, Ohio and bounded and described as follows:

Beginning at a point in the centerline of Cassady Avenue at the intersection of said centerline with the northerly right-of-way line of Conrail Railroad, said point also being the southeasterly corner of the Barnaby & Sutcliffe Corp. 3.09 acre tract;

thence North 86° 10’ 00” West, along said right-of-way line of Conrail Railroad, a distance of 20.11 feet to an iron pin at an angle point in said line;

thence South 9° 30’ 45” West, continuing along said right-of-way line of Conrail Railroad, a distance of 6.12 feet to an angle point in said line;

thence North 86° 10’ 00” West, continuing along said right-of-way line, a distance of 103.02 feet to a point of curvature of a curve to the left;

thence continuing along said right-of-way line, being the arc of said curve (Delta = 11° 00’40”, Radius = 3198.23 feet), a chord bearing and distance of South 88° 19’ 40” West, 613.71 feet to a point of tangency;

thence South 82° 40’ 40” West, continuing along said right-of-way line, a distance of 245.72 feet to an angle point in said line;

thence South 84° 51’ 30” West, continuing along said right-of-way line, a distance of 100.00 feet to an angle point in said line;

thence North 84° 49’ 55” West, continuing along said right-of-way line, a distance of 683.84 feet to a point in Alum Creek;

thence North 5° 10’ 35” East, along a line in Alum Creek, a distance of 97.64 feet to a point;

Continued...

– Page Two –

thence South 86° 23’ 10” East, along the southerly line of those tracts of land conveyed to The Lutheran Senior City, Inc., by deed of record in Deed Book 2433, Page 28, a distance of 681.38 feet to an iron pin at the southeasterly corner of said tracts;

thence along the easterly line of said Lutheran Senior City, Inc. tracts, the following courses and distances:

North 3° 50’ 00” East, 184.45 feet to a point;

North 4° 04’ 00” West, 87.50 feet to a point;

North 3° 50’ 00” East, 204.00 feet to a point;

North 10° 10’ 10” East, 109.00 feet to a point; and

North 3° 50’ 00” East, 295.00 feet to the southwesterly corner of The Lutheran Senior City, Inc. 0.092 acre tract;

thence North 55° 10’’ 00” East, along the southeasterly line of said 0.092 acre tract, a distance of 128.08 feet to a point in a southerly line of The Lutheran Senior City, Inc. tracts;

thence along said southerly line of The Lutheran Senior City, Inc. tracts, the following courses and distances:

South 86° 10’ 55” East, 218.44 feet to a point;

North 3° 46’ 49” East, 79.58 feet to a point;

South 76° 10’ 55” East, 691.32 feet to a point of curvature of a curve to the right;

South 61° 10’ 55” East, 7.76 feet, a chord bearing and distance (Delta = 30° 00’ 00”, Radius = 15.00 feet), to a point;

South 46° 10’ 55” East, 11.50 feet to a point of curvature of a curve to the left;

South 61° 10’ 55” East, 7.76 feet, a chord bearing and distance (Delta = 30° 00’ 00”, Radius = 15.00 feet), to a point;

Continued....

South 76° 10’ 55” East, 100.00 feet to a point of curvature of a curve to the right;

South 43° 19’ 58” East, 32.55 feet, a chord bearing and distance (Delta = 65° 41’ 55”, Radius = 30.00 feet), to a point; and

South 10° 29’ 00” East, 43.03 feet to a point in the centerline of Cassady Avenue;

thence South 9° 30’ 45” West, along said centerline of Cassady Avenue, a distance of 158.06 feet to the northeasterly corner of the 1.197 acre tract conveyed to George W. Hockaden, by deed of record in Deed Book 3394, Page 542;

thence North 86° 09’ 15” West, along the northerly line of said George W. Hockaden 1.197 acre a distance of 289.96 feet to an angle point in said line;

thence North 86° 24’ 15” West, continuing along said northerly line of the 1.197 acre tract, a . distance of 100.00 feet to the northwesterly corner of said tract;

thence South 3° 35’ 45” West, along the westerly line of said 1.197 acre tract, a distance of 136.65 feet to an iron pin at the southwesterly corner of said tract;

thence South 86° 24’ 15” East, along the southerly line of said 1.197 acre tract, passing an iron pin at 355.82 feet, a distance of 375.93 feet to a point in the centerline of Cassady Avenue;

thence South 9° 30’ 45” West, along the centerline of Cassady Avenue, a distance of 521.02 feet to the point of beginning, containing 26.035 acres, more or less.

Bearings contained herein are based on the same meridian as bearings in deed of record in Deed Book 1852, Page 579.

PARCEL ONE – TRACT TWO

Situated in the State of Ohio, County of Franklin, City of Columbus, being located in Quarter Township 3, Township 1, Range 17, United States Military Lands and being Lots 33 and 34 of “BEXLEY VIEW NO. 3”, of record in Plat Book 17, Page 58 and part of a vacated Alley as conveyed to Barneby & Sutcliffe Corp. (formerly Barneby Cheney), by deed of record in Deed Book 1852, Page 584, all references being to records in the Recorder’s Office, Franklin County, Ohio and bounded and described as follows:

Beginning at the point of intersection of the westerly right-of-way line of Cassady Avenue (60 feet in width) with the southerly right-of-way line of Conrail Railroad, said point also being the northeasterly corner of Lot 33;

thence South 9° 13’ 50” West, along the westerly right-of-way line of Cassady Avenue, a distance of 84.51 feet to an iron pin at the northeasterly corner of Lot 35;

thence North 86° 16’ 40” West, along the northerly line of Lot 35 and said line produced westerly, a distance of 143.96 feet to an iron pin in the centerline of an Alley (vacated);

thence North 9° 15’ 00” East, along said centerline of the Alley, a distance of 82.31 feet to an iron pin in the southerly right-of-way line of Conrail Railroad;

thence South 87° 09’ 00” East, along said right-of-way line of Conrail Railroad, a distance of 144.16 feet to the point of beginning, containing 0.274 acre, more or less.

Bearings contained herein are based on the same meridian as bearings in deed of record in Deed Book 1852, Page 584.

PARCEL ONE – TRACT THREE

Situated in the State of Ohio, County of Franklin, City of Columbus, being located in Quarter Township 3, Township 1, Range 17, United States Military Lands and being Lots 25 and 26 of “BEXLEY VIEW NO. 3”, of record in Plat Book 17, Page 58 and part of Seventh Avenue (vacated) and Dawson Avenue (vacated), as conveyed to Barneby & Sutcliffe Corp. (formerly Barneby Cheney), by deed of record in Deed Book 1852, Page 584, all references being to records in the Recorder’s Office, Franklin County, Ohio and bounded and described as follows:

Beginning at an iron pin in the easterly right-of-way line of an Alley at the southwesterly corner of Lot 25, the northwesterly corner of Lot 24;

thence North 4° 52’ 10” East, along said easterly right-of-way line of the Alley, a distance of 117.51 feet to a point in the southerly right-of-way line of the Conrail Railroad;

thence North 84° 02’ 30” East, along said right-of-way line of Conrail Railroad, a distance of 121.06 feet to an angle point in said line;

thence South 87° 09’ 00” East, continuing along said right-of-way line of Conrail Railroad, a distance of 25.00 feet to a point in the centerline of Dawson Avenue (50 feet in width);

thence South 4° 52’ 10” West, along said centerline of Dawson Avenue (vacated), a distance of 141.00 feet to an iron pin;

thence North 85° 11’ 00” West, crossing Dawson Avenue (vacated) and along the northerly line of Lot 24, a distance of 143.89 feet to the point of beginning, containing 0.432 acre, more or less.

Bearings contained herein are based on the same meridian as bearings in deed of record in Deed Book 1852, Page 584.

PARCEL ONE – TRACT FOUR

Situated in the State of Ohio, County of Franklin and City of Columbus:

Being Lot Number Twenty (20) of NORTH BEXLEY VIEW ADDITION as the same is numbered and delineated on the recorded plat thereof, of record in Plat Book 17, pages 4 and 5, Recorder’s Office, Franklin County, Ohio’s said Lot having been now re-subdivided and forms a part of Lot 4, in High Bank. Addition, as shown on Plat Book No. 17, page 280 , Recorder’s Office, Franklin County, Ohio.

PARCEL TWO - TRACT ONE

DESCRIPTION OF A 1.485 ACRE TRACT

NORTH OF FIFTH AVENUE

WEST OF CASSADY AVENUE

TRACT 1

Situated in the State of Ohio, County of Franklin, City of Columbus, being a part of Quarter Township No. 3, Township No. 1, Range 17, United States Military Lands and being 1.485 acres out of Wye Transportation Company in Official Record Volume 4108 E12 (all references to deeds and plats being to records in the Recorder’s Office, Franklin County, Ohio) and being more fully described as follows:

Beginning at an iron pin set at the northwest corner of North Bexley View Addition (P.B. 17, Pg. 4) a southerly line of said Wye Transportation Company;

Thence North 1° 05’ 06” West a distance of 25.36 feet along, the easterly line of Renite Company (D.B. 3702, Pg. 865), the southerly line of said Wye Transportation Company to an iron pin set;

Thence along a curve to the right (delta = 9° 36’ 36”, radius = 1457.68 feet) a chord bearing South 86° 29’ 19” West a distance of 244.21 feet, along the northerly line of said Renite, to an iron pin set;

Thence North 88° 42’ 23” West a distance of 205.00 feet along the northerly line of said Renite to an iron pin set;

Thence South 1° 17’ 37” West a distance of 25.00 feet along the westerly line of said Renite to an iron pin set;

Thence North 88° 42’ 23” West a distance of 200.53 feet along the northerly line of Renite Company (D.B. 2920, Pg. 587), the southerly line of said Wye Transportation Company to a point in the centerline of Alum Creek;

Thence North 1° 17’ 37” East a distance of 93.63 feet along the centerline of said Alum Creek to a point;

Thence South 88° 43’ 45” East a distance of 670.79 feet, along the northerly line of said. Wye Transportation Company the southerly line of Barnebey Cheney Co. (D.B. 2247, Pg. 380), to an iron pin set;

Thence North 81° 01’ 30” East a distance of 100.00 feet, along the northerly line of said Wye Transportation Co., the southerly line of Barnebey Cheney Co. (.D.B. 2479, Pg. 116) to an iron pin set;

Thence North 78° 50’ 40” East a distance of 186.91 feet, along the northerly line of said Wye Transportation Co., the southerly line of said Barnebey Cheney Co., to an iron pin set;

Thence South 1° 05’ 06” East a distance of 45.55 feet along the easterly line of said Wye Transportation Co., to an iron pin set on the southerly line of said Wye Transportation Co.;

Thence South 76° 57’ 59” West a distance of 117.37 feet along the southerly line of said Wye Transportation Co., the northerly line of said North Bexley View Addition to an iron pin set;

Thence South 74° 29’ 35” West a distance of 198.41 feet to the Point of Beginning containing 1.485 acres more or less according to an actual field survey made by Hockaden and Associates, Inc. in June of 1997.

HOCKADEN AND ASSOCIATES, INC. Consulting Engineers

[STAMP]	/s/ Frank C. Long 10 Sept 97
Frank C. Long Professional Surveyor No. 6615

40803091097F1

PARCEL TWO – TRACT TWO

DESCRIPTION OF A 0.923 ACRE TRACT

NORTH OF FIFTH AVENUE

WEST OF CASSADY AVENUE

TRACT 2

Situated in the State of Ohio, County of Franklin , City of Columbus, being a part of Quarter Township No. 3 , Township No. 1, Range 17, United States Military Lands, and being 0.923 acres out of. that 9.697 acre tract as described in a deed to Cassady Transportation Co. in Official Record Volume 3465 H09, (all references to deeds and plats being to records in the Recorder’s Office, Franklin County, Ohio) and being more fully described as follows:

Beginning at a point on the easterly right of way line of said Cassady Avenue with the centerline of a railroad;

Thence South 04° 50’ 02” West a distance of 38.48 feet along the easterly right of way line of said Cassady Avenue to a point;

Thence North 90° 00’ 00” West a distance of 204.01 feet along the northerly line of North Bexley View Addition No. 3 (P.B. 17, Pg. 58), the southerly line of said Cassady Transportation Co. to an existing iron pin;

Thence South 89° 01’ 00” West a distance of 307.55 feet along the northerly line of said North Bexley View Addition No. 3, the southerly line of said Cassady Transportation to an existing iron pin;

Thence South 80° 12’ 30” West a distance of 259.04 feet along the northerly line of North Bexley View Addition (P.B 17, Page 4), the southerly line of said Cassady Transportation to an iron pin set;

Thence South 76° 57’ 59” West a distance of 51.11 feet along the southerly line of said Cassady Transportation Co., the northerly line of said North Bexley View Addition to an iron pin set;

Thence North 01° 05’ 06” West a distance of 45.55 feet along the westerly line of said Cassady Transportation Co., the easterly line of Caprail Railroad (O.R.V. 19183 E09) to an iron pin set;

Thence North 78° 50’ 40” East a distance of 50.85 feet along the northerly line of said Cassady Transportation Co. the southerly line of said Barnebey Cheney Co. to an iron pin set;

Thence along a curve to the right (radius=3197.77 feet, delta=11° 09’ 20”) a chord bearing North 84° 25’ 20” East a distance of 621.63 feet along the northerly line of said Cassady Transportation Co. the southerly line of said Barnebey Cheney to an iron pin set;

Thence North 90° 00’ 00” East a distance of 103.02 feet along the northerly line of said Cassady Transportation Co., the southerly line of said Barnebey Cheney Co. (D.B. 1852. Pg. 582, and D.B. 1852. Pg. 586) to an existing iron pin;

Thence North 09° 23’ 28” East a distance of 5.50 feet to an existing iron pin;

Thence South 90° 00’ 00” East a distance of 50.05 feet to a point on the easterly right of way line of said Cassady Avenue; 1

Thence South 04° 50’ 02” West a distance of 22.08 feet along the easterly right of way line of said Cassady Avenue to the Point of Beginning containing 0.923 acres more or less according to an actual field survey of the premises made by Hockaden and Associates, Inc. in June of 1997.

HOCKADEN AND ASSOCIATES, INC. Consulting Engineers

[STAMP]	/s/ Frank C. Long 7 July 97
Frank C. Long Professional Surveyor No. 6615

40803de.ng1

NO PLAT REQUIRED DEPT. OF TRADE & DEVELOPMENT CITY OF COLUMBUS, OHIO DATE 8-4-1997

[ILLEGIBLE]
DIRECTOR

BY:	D. B. R

CONDITIONS: 0.923 A split must be combined with
parcel 136771 and 126708 to form one(1) parcel
consisting of split, 136771 and 126708.

EXHIBIT B

Permitted Exceptions to Title

Those title exceptions listed on title commitment # 00031147, dated February __, 2002, issued by Chicago Title Insurance Company for the property described on Exhibit A hereto.

Schedule 7.4

Share Capital and Ownership (of Waterlink UK and Subsidiary)

That certain Pledge Agreement between Waterlink, Inc. and Bank of America Illinois (now know as Bank of America, N.A.) as Collateral Agent, dated as of June 27,1997, as amended

EXHIBIT B

Executory Contracts and Unexpired Leases

Barnebey Sutcliffe Entity	Nature of contract or lease	Cure Amount

SLJ Properties 1945 Tediny Road, #6 Northbrook. IL 60062	Barnebey Sutcliffe is the lessee of nonresidential property.	$0.00

Cedars 11 Long Drive Downington, PA 19335	Barnebey Sutcliffe is the lessee Of nonresidential property.	$0.00

CC Realty Corporation 2 West Boylston Street Worcester, MA 01605	Barnebey Sutcliffe is the lessee of nonresidential property.	$0.00

Bell Moore Group 5200 Park Road, Suite 120 Charlotte, NC 28209	Barnebey Sutcliffe is the lessee of nonresidential property.	$0.00

Cardall Properties 1371_ Carmenita Santa Fe Springs. CA 90670	Barnebey Sutcliffe is the lessee of nonresidential property.	$0.00

DP Industrial, LLC P.O. Box 709_ Rono, NV _9510	Barnebey Sutcliffe is the lessee of nonresidential property.	$0.00

Citicapital PO Box 7247-7_78 Philadelphia, PA 19170-7878	Three forklift cases,*	see below*

Citicapital Corporation Attn: Bankruptcy Unit PO BOX 140729 Irving, TX 75014	Four forklift leases.*	see below*

Towlift, Inc. PO Box 92439 Cleveland, OH 44193-0614	Ten forklift leases.	$0.00

American Carbon Service PO Box 22 New Brighton, PA 15066	Carbon reactivation service dated May 9,1997. Barnebey Sutcliffe is the customer.	$0.00

Clorox PO Box 24305 Oakland, CA 94623	Supply agreement dated Barnebey Sutcliffe is the supplier.	N/A

Engelhard Corporation 101 Wood Avenue Iselin, NJ 08830-0770	Distribution agreement dated January 1, 2003, Barnebey Sutcliffe is the distributor, Evergreen supply agreement dated February 22,2001, Barnebey Sutcliffe is the supplier,	$460,840.52

Envirotrol, Inc. 432 Green Street PO Box 61 Sewickley, PA 15143	Reactivation of carbon service agreement dated May 1, 2002, Barnebey Sutcliffe is the customer.	$119,616.76

Haycarb Limited 400 Deans Road Colombo 10 Sri Lanka	Purchase/supply agreement, dated April 3,1995 Barnebey Sutcliffe is the customer.	$0.00

EXHIBIT “B”

Executory Contracts and Unexpired Leases

Barnebey Sutcliffe Entity	Nature of contract or lease	Cure Amount

LA Chemical 2334 W. Directors Row Salt Lake City, UT 84104	Distribution agreement dated November 1, 2002, LA Chemical is the distributor of Barnebey Sutcliffe product.	$0.00

Proctor & Gamble PUR Water Purification Products 9300 75th Avenue North Brooklyn Park, MN 55428	Supply agreement dated May 1, 2001. Barnebey Sutcliffe is the supplier.	N/A

Sta-Rite Industries, Inc. 293 Wright Street Delavan, Wl 53115	Supply agreement dated May 19, 2003. Barnebey Sutcliffe is the supplier.	N/A

Waterlink, Inc. Entity	Nature of contract or lease	Cure Amount
William W, Vogelhuber 835 North Ca___dy Avenue Columbus, OH 43219	Employment Agreement dated November 1, 2001	$0.00

Donald V. Weidig 835 North Cassady Avenue Columbus, OH 43219	Employment Agreement dated November 1, 2001	$0.00

The Debtors own the equipment that was leased or sold to Debtors pursuant to the following leases with Citicapital; 005-0055335-003 and 005-0032334-001, which equipment constitutes part of the Purchased Assets. The Debtors’, Citicapital’s, and the Purchaser’s rights to the equipment under the following leases or sale agreements are preserved; 111-003-7151, 111-0107747; 111-005_933, 111-0103728, and 005-0032334-002.

EXHIBIT “B”